UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 20, 2011

The Annual Meeting of Shareholders of The Sherwin-Williams Company will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 20, 2011 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 11 and to elect the 11 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of future executive compensation votes;

4.	To approve and adopt an amendment to Sherwin-Williams’ Regulations;

5.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm;

6.	To consider a shareholder proposal if presented at the Annual Meeting; and

7.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 25, 2011, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

L. E. Stellato
Secretary

101 West Prospect Avenue
Cleveland, Ohio 44115-1075
March [9], 2011

ADMISSION TO THE 2011 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 25, 2011. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2011.

Sherwin-Williams’ Proxy Statement and 2010 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March [9], 2011

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 20, 2011. We began mailing these proxy materials to our shareholders on March [9], 2011. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2010 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal		Board Recommendation

1.	Election of Directors	FOR
2.	Advisory vote on executive compensation	FOR
3.	Advisory vote on the frequency of future executive compensation votes	EVERY YEAR
4.	Amendment of our Regulations	FOR
5.	Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR
6.	Shareholder Proposal	AGAINST

In addition, our management will report on Sherwin-Williams’ performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock or our ESOP serial preferred stock at the close of business on February 25, 2011, the record date for the Annual Meeting. At the close of business on the record date,           shares of common stock and           shares of ESOP serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting.

Voting by Mail.  If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” Proposals 1, 2, 4 and 5, for a frequency of “EVERY YEAR” on Proposal 3, and “AGAINST” Proposal 6. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.  If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. E.D.T. on April 19, 2011; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.  All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2, 3, 4 and 6 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2, 3, 4 and 6, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 5 is considered a routine matter and, therefore, broker non-votes are not expected to exist on that proposal.

Who tabulates the vote?

Representatives of The Bank of New York Mellon will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares that you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 15, 2011 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions. The trustee will vote any unallocated shares held in our Employee Stock Purchase and Savings Plan in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).  Proposal 1 to fix the number of directors at 11 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. Any broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Under our Majority Voting Policy, in an uncontested election, any nominee for director who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”

Advisory Vote on Executive Compensation (Proposal 2).  The approval, on an advisory basis, of the compensation of our named executives requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Advisory Vote on the Frequency of Future Executive Compensation Votes (Proposal 3).  The approval, on an advisory basis, of the frequency of holding future executive compensation votes requires a majority of the votes cast. You may vote in favor of holding future executive compensation votes every year, every two years or every three years, or you may choose to abstain. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Approval and Adoption of Amendment to Sherwin-Williams’ Regulations (Proposal 4).  The approval and adoption of the amendment to Sherwin-Williams’ Regulations requires the affirmative vote of the holders of shares entitling them to exercise a majority of voting power on this proposal. Abstentions and broker non-votes with respect to this proposal will have the same effect as a votes cast against this proposal.

Ratification of Independent Registered Public Accounting Firm (Proposal 5).  The ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Shareholder Proposal (Proposal 6).  Proposal 6 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Other Items.  All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Senior Vice President, General Counsel and Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on February 25, 2011, the record date. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting.

•	If you are a shareholder of record, or own your shares through our Stock Ownership and Automatic Dividend Reinvestment Plan or our Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

•	If you hold your shares in street name, we may ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on February 25, 2011, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board of Directors, and Sherwin-Williams will pay the entire cost of solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $15,000 plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2010 Annual Report to Shareholders available on the Internet?

Yes.  This Proxy Statement and our 2010 Annual Report to Shareholders are available at
http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located under “Access Proxy Materials Online” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

We have a long history of good corporate governance practices that has greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure.

Combined Chairman and Chief Executive Officer.  Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and Chief Executive Officer, except in unusual circumstances such as during a period of transition in the office of the chief executive officer. Currently, the Board of Directors believes this leadership structure provides the most optimal leadership model for Sherwin-Williams by enhancing our Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board believes Sherwin-Williams can most effectively execute its business strategies and plans if our Chairman is also a member of our management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus.

Other Leadership Components.  Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet at least twice each year in regularly scheduled executive sessions. The non-management directors may schedule additional executive sessions as appropriate. Committee chairs preside over these executive sessions on a rotating basis, and members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other independent consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.

Business Ethics Policy.

We have operated under a Business Ethics Policy for many years and are committed to conducting business in an ethical and legal manner throughout the world. Our Business Ethics Policy applies to all of our directors, officers and employees and outlines the broad principles of ethical and legal conduct embraced by our company to guide our business related conduct. Under our Business Ethics Policy, any director or employee who reasonably believes or suspects that Sherwin-Williams or any director or employee has engaged or is engaging in improper or illegal activities, fraud or activities that appear to be inconsistent with or in violation of our Business Ethics Policy is responsible for reporting such activities. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to our Business Ethics Policy.

Our Business Ethics Policy includes additional ethical obligations for our senior financial management (which includes our chief executive officer, our chief financial officer, and the controller, treasurer and principal financial and accounting personnel in our operating groups and corporate departments). Our senior financial management is responsible for creating and maintaining a culture of high ethical standards throughout our company to ensure the fair and timely reporting of our financial results and financial condition.

Risk Management.

Management is responsible for assessing and managing Sherwin-Williams’ exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing Sherwin-Williams, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage Sherwin-Williams’ exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Connor serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Connor’s extensive knowledge of the company’s operations and the paint and coatings industry.

Communications with Directors.

The Board of Directors has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the Chairperson, Audit Committee; Chairperson, Compensation and Management Development Committee; or Chairperson, Nominating and Corporate Governance Committee; or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors,” above. Employees may report such complaints by following the procedures outlined in our Business Ethics Policy. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A), 10 of our current 11 directors and director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting Policy.

The Board of Directors has adopted a Majority Voting Policy. Under our Majority Voting Policy, any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes will promptly tender his or her resignation. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting such resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of Sherwin-Williams and our shareholders.

In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the SEC.

Executive Sessions of Non-Management Directors.

The non-management members of the Board of Directors meet at least twice each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled by the non-management directors. The chairpersons of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee rotate presiding over these sessions.

Annual Board Self-Assessments.

The Board of Directors has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board and its committees are functioning effectively. In early 2011, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this evaluation process.

Board Committee Charters.

The Board of Directors has adopted written charters for the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval.

Stock Ownership Guidelines.

The Board of Directors believes strongly that its directors, executive officers and operating presidents should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. Each director who has served on the Board for at least five years is expected to own a minimum of 10,000 shares of common stock. Each executive officer and operating president who has served in such capacity for at least five years is expected to own shares of common stock equal in value to a multiple of his base salary ranging from a low of three times for certain executive officers and operating presidents to a high of six times for our Chairman and Chief Executive Officer. In February 2011, we increased the minimum ownership requirement for our Chairman and Chief Executive Officer from five times to six times his base salary. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock and each share of time-based restricted stock held under our benefit plans is considered as a share of common stock. Stock options and shares of performance-based restricted stock are not considered towards meeting this requirement. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Clawback and Recapture Policy.

The Board of Directors has adopted a policy regarding the adjustment and recapture of compensation paid or payable to certain key employees and executives. Under this clawback policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•	The award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;

•	The Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	A lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act requires companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Business Ethics Policy, our Majority Voting Policy and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 11, and 11 directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

Our Board of Directors currently has 11 members, and all are standing for re-election as nominees. Each nominee was elected by the shareholders at the 2010 Annual Meeting. All of the nominees are independent, except for Mr. Connor. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board unless you indicate otherwise.

We have presented below biographical information regarding each nominee. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude that the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.”

Arthur F. Anton
President and Chief Executive Officer,
Swagelok Company
Director of Sherwin-Williams since 2006
Age: 53

Business Experience.  Arthur F. Anton has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of Forest City Enterprises, Inc., Olympic Steel, Inc. and University Hospitals Health System and is Chairman of the Manufacturing Advocacy & Growth Network.

Key Qualifications, Attributes and Skills.  As President and Chief Executive Officer of Swagelok, Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton also has financial expertise and extensive financial experience in a manufacturing setting that provides him with a unique perspective on Sherwin-Williams’ business and operations.

James C. Boland
Former President, Chief Executive Officer
and Vice Chairman,
Cavaliers Operating Company, LLC
Director of Sherwin-Williams since 1998
Age: 71

Business Experience.  James C. Boland served as Vice Chairman of Cavaliers Operating Company, LLC (formerly known as Cavaliers/Gund Arena Company) from January 2003 to June 2007 and President and Chief Executive Officer of CAVS/Gund Arena Company from January 1998 to January 2003. Prior to his time with the Cavaliers, Mr. Boland served for 22 years as a partner of Ernst &

Young LLP in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement from the firm in 1998. Mr. Boland is also a Director of Developers Diversified Realty Corporation, The Goodyear Tire & Rubber Company and Invacare Corporation and is a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland. Mr. Boland is a former Director of International Steel Group Inc.

Key Qualifications, Attributes and Skills.  As a certified public accountant, Mr. Boland’s prior service of over 20 years as a partner of Ernst & Young LLP provides him with a wealth of management, financial reporting, risk management, public accounting and finance skills and experience as an independent auditor. In addition, Mr. Boland currently serves as the lead director for Goodyear and Invacare and also has significant audit committee experience, which give him valuable perspective and insight on corporate governance, board leadership and financial-related matters.

Christopher M. Connor
Chairman and Chief Executive Officer,
Sherwin-Williams
Director of Sherwin-Williams since 1999
Age: 54

Business Experience.  Christopher M. Connor has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor served as President of Sherwin-Williams from July 2005 to October 2006. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Eaton Corporation and the Federal Reserve Bank of Cleveland. Mr. Connor is a former Director of Diebold, Incorporated and National City Corporation.

Key Qualifications, Attributes and Skills.  Mr. Connor, who has spent over 25 years with Sherwin-Williams and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at Sherwin-Williams also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the paint and coatings industry.

David F. Hodnik
Retired, Former President and
Chief Executive Officer,
Ace Hardware Corporation
Director of Sherwin-Williams since 2005
Age: 63

Business Experience.  David F. Hodnik prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.  As the former President and Chief Executive Officer of Ace Hardware, Mr. Hodnik gained valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

Thomas G. Kadien
Senior Vice President,
Consumer Packaging and IP Asia
International Paper Company
Director of Sherwin-Williams since 2009
Age: 54

Business Experience.  Thomas G. Kadien has served as Senior Vice President, Consumer Packaging and IP Asia of International Paper Company (global paper and packaging company) since January 2010 and has served as Senior Vice President of International Paper since May 2004. Mr. Kadien joined International Paper in 1978 and has held various sales, marketing and management positions with International Paper, including President of xpedx from October 2005 to January 2010, President — IP Europe from April 2003 to October 2005, Vice President — Commercial Printing and Imaging Papers from August 2000 to April 2003, and Vice President — Fine Papers from June 2000 to August 2000. Mr. Kadien is also a Member of the Board of Visitors of the University of Memphis.

Key Qualifications, Attributes and Skills.  As a Senior Vice President at International Paper, Mr. Kadien brings substantial sales, marketing, management, and international operations experience from a large multinational company to the Board. His broad range of positions at International Paper during a career exceeding 30 years has allowed him to gain significant and diverse operating experiences in domestic and international markets, which provides the Board with a meaningful global business perspective.

Susan J. Kropf
Retired, Former President and
Chief Operating Officer,
Avon Products, Inc.
Director of Sherwin-Williams since 2003
Age: 62

Business Experience.  Susan J. Kropf prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf is also a Director of Coach, Inc., MeadWestvaco Corporation, The Kroger Co. and the Wallace Foundation.

Key Qualifications, Attributes and Skills.  As the former President and Chief Operating Officer of Avon Products, Ms. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Ms. Kropf joined Avon in 1970 holding various positions in manufacturing, marketing and product development and brings a meaningful global business perspective to the Board. Ms. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Through her service on three compensation committees, Ms. Kropf also has a strong understanding of executive compensation and related areas.

Gary E. McCullough
President and Chief Executive Officer,
Career Education Corporation
Director of Sherwin-Williams since 2002
Age: 52

Business Experience.  Gary E. McCullough has served as President and Chief Executive Officer of Career Education Corporation (provider of post-secondary educational services) since March 2007. Immediately prior to joining Career Education Corporation, Mr. McCullough served as Senior Vice

President of Abbott Laboratories and President of its Ross Products Division from December 2003 to March 2007. Immediately prior to joining Abbott Laboratories, Mr. McCullough served as Senior Vice President – Americas of Wm. Wrigley Jr. Company from March 2000 to December 2003. Mr. McCullough also spent 13 years at the Procter & Gamble Company where he served in a variety of marketing and management positions. Mr. McCullough is also a Director of Career Education Corporation.

Key Qualifications, Attributes and Skills.  As President and Chief Executive Officer of Career Education Corporation, Mr. McCullough has significant leadership and financial experience. As a former senior executive in a diverse range of management positions at Abbott Laboratories, Wrigley and Procter & Gamble, he brings considerable leadership and business experience in the manufacture, distribution and sale of a wide variety of products and services to consumers and businesses worldwide.

A. Malachi Mixon, III
Chairman,
Invacare Corporation
Director of Sherwin-Williams since 1993
Age: 70

Business Experience.  A. Malachi Mixon, III has served as Chairman of Invacare Corporation (manufacturer and distributor of home health care products) since September 1983. Mr. Mixon served as Chief Executive Officer of Invacare from January 1980 to December 2010 and President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of Park-Ohio Holdings Corp., is Chairman Emeritus of The Cleveland Clinic Foundation, is Chairman of the Cleveland Institute of Music and is on the Visiting Committee of the Harvard School of Business Administration. Mr. Mixon is a former Director of The Lamson and Sessions Co.

Key Qualifications, Attributes and Skills.  As Chairman and former Chief Executive Officer of Invacare, Mr. Mixon has significant leadership experience in managing global manufacturing and distribution operations that he brings to the Board. As a founder of Invacare, his broad experiences and business skills enable him to add a global perspective to the Board with regard to manufacturing, distribution, growth and expansion, marketing, governance and finance.

Curtis E. Moll
Chairman and Chief Executive Officer,
MTD Holdings Inc
Director of Sherwin-Williams since 1997
Age: 71

Business Experience.  Curtis E. Moll has served as Chairman and Chief Executive Officer of MTD Holdings Inc (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of AGCO Corporation and is Chairman of the Board of Directors of Shiloh Industries, Inc.

Key Qualifications, Attributes and Skills.  As Chairman and Chief Executive Officer of MTD Holdings for more than 30 years, Mr. Moll has vast leadership, manufacturing, financial, human resources, supply chain, sales, brand management and marketing experience. Mr. Moll’s broad experience lends a strong operational and strategic perspective to the Board with regard to Sherwin-Williams’ global business.

Richard K. Smucker
Executive Chairman and
Co-Chief Executive Officer,
The J.M. Smucker Company
Director of Sherwin-Williams since 1991
Age: 62

Business Experience.  Richard K. Smucker has served as Co-Chief Executive Officer of The J.M. Smucker Company (makers of food products) since February 2001 and Executive Chairman of J.M. Smucker since June 2008. Mr. Smucker served as President of J.M. Smucker from January 1987 to June 2008 and Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker, is Deputy Chairman of the Federal Reserve Bank of Cleveland and is a Trustee of the Musical Arts Association (The Cleveland Orchestra). Mr. Smucker is a former Director of Wm. Wrigley Jr. Company.

Key Qualifications, Attributes and Skills.  As Executive Chairman and Co-Chief Executive Officer of J.M. Smucker, Mr. Smucker brings significant leadership, governance, management and financial experience at a leading marketer and manufacturer of consumer products that enables him to advise the Board on a variety of strategic and business matters, including the acquisition and integration of businesses. As a former Chief Financial Officer of J.M. Smucker, Mr. Smucker brings considerable financial and risk management expertise to the Board.

John M. Stropki, Jr.
Chairman, President and
Chief Executive Officer,
Lincoln Electric Holdings, Inc.
Director of Sherwin-Williams since 2009
Age: 60

Business Experience.  John M. Stropki, Jr. has served as President and Chief Executive Officer of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) since June 2004 and Chairman of Lincoln Electric Holdings since October 2004. Mr. Stropki served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a Director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.  As Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 38 years of experience at Lincoln Electric Holdings has provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 relating to the election of directors.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Experiences, Qualifications, Attributes and Skills of Directors and Nominees.

In considering each director nominee and the composition of the Board of Directors as a whole, the Nominating and Corporate Governance Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make a significant contribution to the Board,

Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix and include management experience, independence, financial expertise, experience in manufacturing/distribution, technical/research and development, international operations, marketing and sales, and retail operations and minority/diversity status. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

These experiences, qualifications, attributes and skills relate directly to the management and operations of Sherwin-Williams. Success in each of these categories is a key factor in Sherwin-Williams’ overall operational success and creating shareholder value. The Nominating Committee believes that directors who possess these experiences, qualifications, attributes and skills are better able to provide oversight of Sherwin-Williams’ management and our long-term and strategic objectives.

The following table sets forth the experiences, qualifications, attributes and skills of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experiences, qualifications, attributes and skills described in each nominee’s biographical information, as disclosed above.

Directors with Attribute

Management Experience	A. F. Anton	G. E. McCullough
Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	J. C. Boland C. M. Connor D. F. Hodnik T. G. Kadien S. J. Kropf	A. M. Mixon, III C. E. Moll R. K. Smucker J. M. Stropki, Jr.

Independence	A. F. Anton	G. E. McCullough
Satisfy the independence requirements of the New York Stock Exchange.	J. C. Boland D. F. Hodnik T. G. Kadien S. J. Kropf	A. M. Mixon, III C. E. Moll R. K. Smucker J. M. Stropki, Jr.

Financial Expertise	A. F. Anton	G. E. McCullough
Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	J. C. Boland D. F. Hodnik	R. K. Smucker J. M. Stropki, Jr.

Manufacturing; Distribution	A. F. Anton	G. E. McCullough
Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	J. C. Boland C. M. Connor D. F. Hodnik T. G. Kadien S. J. Kropf	A. M. Mixon, III C. E. Moll R. K. Smucker J. M. Stropki, Jr.

Technical; Research and Development	A. F. Anton	A. M. Mixon, III
Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	C. M. Connor T. G. Kadien S. J. Kropf G. E. McCullough	C. E. Moll R. K. Smucker J. M. Stropki, Jr.
International Operations	A. F. Anton	G. E. McCullough
Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	J. C. Boland C. M. Connor D. F. Hodnik T. G. Kadien S. J. Kropf	A. M. Mixon, III C. E. Moll R. K. Smucker J. M. Stropki, Jr.

Directors with Attribute

Marketing; Sales	A. F. Anton	G. E. McCullough
Experience in, or experience in a senior management position responsible for, managing the marketing and/or sales function.	C. M. Connor D. F. Hodnik T. G. Kadien S. J. Kropf	A. M. Mixon, III C. E. Moll R. K. Smucker J. M. Stropki, Jr.

Retail Operations	C. M. Connor
Experience in, or experience in a senior management position responsible for, managing retail operations.	D. F. Hodnik T. G. Kadien

Minority; Diversity	S. J. Kropf
Adds perspective through diversity in gender, ethnic background, race, etc.	G. E. McCullough A. M. Mixon, III

Independence of Directors.

The Board of Directors has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams’ senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•	if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•	if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•	if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•	if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2011. As part of this review, the Board considered investments by Sherwin-Williams and a director in MWV Pinnacle Capital Fund L.P., a private equity fund that invests in minority owned and managed businesses. The Board does not believe this relationship impairs the independence of the director. As a result of this review, the Board determined that 10 of our 11 current directors and director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board determined that Mrs. Kropf and Messrs. Anton, Boland, Hodnik, Kadien, McCullough, Mixon, Moll, Smucker and Stropki meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer.

2010 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our nonemployee directors for 2010. Mr. Connor, who is our Chairman and Chief Executive Officer, does not receive any additional compensation for services as a director.

	Fees Earned		Option	All Other
	or Paid in	Stock Awards	Awards	Compensation	Total
Name	Cash ($)(4)	($)(5,6)	($)(7)	($)(8)	($)

A. F. Anton	85,000	100,346	-0-	-0-	185,346
J. C. Boland(1)	106,000	100,346	-0-	-0-	206,346
D. F. Hodnik	85,000	100,346	-0-	-0-	185,346
T. G. Kadien	85,000	100,346	-0-	-0-	185,346
S. J. Kropf	85,000	100,346	-0-	-0-	185,346
G. E. McCullough	85,000	100,346	-0-	-0-	185,346
A. M. Mixon, III(2)	100,000	100,346	-0-	-0-	200,346
C. E. Moll(3)	96,000	100,346	-0-	-0-	196,346
R. K. Smucker	85,000	100,346	-0-	-0-	185,346
J. M. Stropki, Jr.	85,000	100,346	-0-	-0-	185,346

[1]	Mr. Boland serves as Chair of the Audit Committee.

[2]	Mr. Mixon serves as Chair of the Compensation and Management Development Committee.

[3]	Mr. Moll serves as Chair of the Nominating and Corporate Governance Committee.

[4]	The amounts set forth in this column reflect the annual retainer, the annual retainer for committee chairs, and any meeting fees. Mrs. Kropf and Messrs. Boland, Kadien, McCullough, Mixon and Moll defer payments of all of their fees under our Director Deferred Fee Plan. Cash amounts deferred during 2010 were as follows: Mr. Boland ($106,000), Mr. Kadien ($85,000), Mrs. Kropf ($85,000), Mr. McCullough ($85,000), Mr. Mixon ($100,000) and Mr. Moll ($96,000). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held by the nonemployee directors under our Director Deferred Fee Plan at December 31, 2010 was as follows: Mr. Kadien (634), Mr. McCullough (14,456), Mr. Moll (24,903) and Mr. Smucker (12,534). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held by the nonemployee directors under our Director Deferred Fee Plan at December 31, 2010 was as follows: Mr. Boland (24,259), Mr. Kadien (633), Mrs. Kropf (11,234) and Mr. Mixon (33,942).

[5]	The values set forth in this column reflect 1,556 shares of restricted stock granted during 2010 to each of our nonemployee directors under our 2006 Stock Plan for Nonemployee Directors. The values of restricted stock are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)), excluding the effect of estimated forfeitures. The grant date fair value of restricted stock is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the date of grant. These values do not necessarily correspond to the actual values that ultimately may be realized by the nonemployee directors.

[6]	The number of shares of restricted stock held by our nonemployee directors at December 31, 2010 was 2,990 for each of Mrs. Kropf and Messrs. Anton, Boland, Hodnik, McCullough, Mixon, Moll and Smucker and 2,544 for each of Messrs. Kadien and Stropki. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

[7]	The number of stock options held by our nonemployee directors at December 31, 2010 was as follows: Mrs. Kropf (7,000), Mr. McCullough (9,000), Mr. Mixon (9,000) and Mr. Smucker (3,500). No stock options have been granted to our nonemployee directors since 2003.

[8]	The amounts set forth in this column do not include the incremental cost of our Business Travel Accident Insurance Plan. Coverage under this plan is provided to all directors, executive officers and full-time salaried employees. We pay an aggregate premium for the insurance policy underlying this plan. The total aggregate premium in 2010 for this plan for all directors, executive officers and employees was $36,028.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for annually reviewing and approving the compensation for our nonemployee directors. All of our nonemployee directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

We use a combination of cash and equity-based compensation to attract and retain our nonemployee directors. Compensation for our nonemployee directors consists of an annual cash retainer; an additional annual cash retainer for chairs of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee; meeting fees; an annual grant of restricted stock; and other benefits.

Stock options are not currently a part of our nonemployee director compensation program. In addition, we do not provide retirement benefits to our nonemployee directors.

Director Fees.

The cash and equity compensation program for our nonemployee directors consists of the following:

•	An annual cash retainer of $85,000;

•	An additional annual cash retainer of $21,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Compensation and Management Development Committee;

•	An additional annual cash retainer of $11,000 for the chair of the Nominating and Corporate Governance Committee;

•	A meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings during the calendar year, any Board and committee meetings held within 24 hours constitutes one meeting; and

•	An annual grant of restricted stock valued at approximately $95,000 at the time of the grant under our 2006 Stock Plan for Nonemployee Directors. Shares of restricted stock vest in annual increments of one-third of the shares granted over a period of three years. The shares will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, the shares will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees.

Other Benefits.

We also pay the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants programs on the same basis as employees. These programs provide for annual matches for gifts of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program. None of our nonemployee directors participated in our matching gifts or grants programs during 2010.

Deferral of Director Fees.

Directors may elect to defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan. The amounts deferred during 2010 are set forth in a footnote to the 2010 Director Compensation Table.

Deferred fees may be credited to a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of our common stock and the payment of dividend equivalents at the same rate as dividends are paid on our common stock. The number of shares of common stock and shadow stock held by participating directors under the plan is set forth in a footnote to the 2010 Director Compensation Table.

Amounts deferred may be distributed either in annual installments over a period up to 10 years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held five meetings during 2010. Each director attended at least 75% of the meetings of the Board and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. All directors attended the 2010 Annual Meeting of Shareholders.

The Board has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

		Compensation and	Nominating and
		Management	Corporate
Name	Audit	Development	Governance

A. F. Anton	x
J. C. Boland	Chair		x
D. F. Hodnik	x
T. G. Kadien	x
S. J. Kropf		x
G. E. McCullough	x
A. M. Mixon, III		Chair	x
C. E. Moll		x	Chair
R. K. Smucker		x	x
J. M. Stropki, Jr.		x

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2010. Each member of the Audit Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange, SEC regulations and our Director Independence Standards. The Board has determined that Messrs. Anton, Boland, Hodnik, Kadien and McCullough are “audit committee financial experts,” as that term is defined by SEC regulations.

Mr. Boland serves on the audit committees of three other public companies. The Board, after full review and consideration of such service, determined that Mr. Boland’s simultaneous service on these other audit committees does not impair his ability to effectively serve on Sherwin-Williams’ Audit Committee.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	compensation for our management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met five times during 2010. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Process for Determining Director and Executive Compensation.  The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key salaried employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives and other key salaried employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, in order to assist the Compensation Committee in performing its duties.

We strive to pay compensation to our directors and executives that is competitive in the marketplace. In order to assist the Compensation Committee in determining compensation that is competitive, the Compensation Committee engages an outside compensation consulting firm as its compensation consultant. At the beginning of 2010, Towers Watson served as the Compensation Committee’s compensation consultant. During the third quarter of 2010, the Compensation Committee ended its relationship with Towers Watson and retained Pay Governance LLC as its compensation consultant. Pay Governance is a consulting firm formed by former partners of Towers Watson, including the firm’s engagement partner to the Compensation Committee. The Compensation Committee has retained Pay Governance as its compensation consultant for 2011.

The compensation consultant annually compiles information regarding the compensation that similar companies are paying to their directors and executives. Our Senior Vice President — HR and his staff usually work directly with the compensation consultant to compile the market compensation information. We use that information as a reference point to set compensation levels for our directors and executives.

Role of the Compensation Consultant.  The compensation consultant reports directly to the Compensation Committee on compensation matters relating to our directors and executives. The compensation consultant generally provides the Compensation Committee with market compensation data and evolving market trends with regard to the form and amount of director and executive compensation, including the base salary, annual cash incentive compensation and long-term equity incentive compensation for our Chief Executive Officer.

The compensation consultant also from time to time identifies peer companies for benchmarking director and executive compensation, provides other market compensation information and analysis, provides general observations about our compensation plans and programs, provides historical compensation information, identifies current and emerging trends and best practices, assists with the development of, and changes to, compensation plans and programs, assists with the compensation risk assessment, and attends Compensation Committee meetings. The compensation consultant does not determine the form or amount of director or executive compensation.

From time to time, the compensation consultant provides services to Sherwin-Williams in addition to services related to director and executive compensation. The aggregate fees paid to the compensation consultants for providing these additional services during 2010 were less than $120,000.

Role of Management.  Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President — HR and his staff for input in determining director and executive compensation levels. The compensation consultant typically provides the requested market compensation information to our Senior Vice President — HR, and he typically meets with the compensation consultant to discuss this information. Our Chief Executive Officer does not meet with the compensation consultant on an individual basis. With regard to director compensation, the compensation consultant also typically provides the Compensation Committee with recommendations of any changes to director compensation. Our Senior Vice President — HR may also make recommendations to the Compensation Committee of changes to director compensation based upon the market compensation information.

With regard to executive compensation, management generally makes recommendations to the Compensation Committee and plays a more active role in the compensation process. Management makes recommendations relating to the development of compensation plans and programs and changes to existing plans and programs. Management also makes recommendations with respect to:

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for grants of restricted stock;

•	the results attained with respect to performance goals; and

•	the number of stock options and shares of restricted stock granted.

Prior to providing recommendations to the Compensation Committee at its formal meetings, our Senior Vice President — HR generally will meet with our Chief Executive Officer to review the recommendations, except for recommendations concerning our Chief Executive Officer’s compensation. Our Chief Executive Officer and our Senior Vice President — HR also may meet with the chair of the Compensation Committee prior to meetings to review the agenda for the meetings and the compensation recommendations. Our Chief Executive Officer and our Senior Vice President — HR generally attend all Committee meetings. Our Chief Executive Officer does not have the ability to call meetings. Our Senior Vice President — HR serves as secretary for the Compensation Committee at its meetings. Our Chief Executive Officer is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our corporate governance guidelines;

•	guiding the annual evaluation of the performance of the Board and its committees; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met twice in 2010. Each member of the Nominating Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Director Qualifications.  The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate Sherwin-Williams’ success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may, but typically does not, employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines.

Diversity of Director Nominees.  In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.  The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock that is owned by the shareholder;

•	a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a statement, signed by both the shareholder and the candidate (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•	the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•	a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be include in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
J. C. Boland, Chairman
A. F. Anton
D. F. Hodnik
T. G. Kadien
G. E. McCullough

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2010 and this Proxy Statement.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
A. M. Mixon, III, Chairman
S. J. Kropf
C. E. Moll
R. K. Smucker
J. M. Stropki, Jr.

COMPENSATION RISK ASSESSMENT

In 2010, the Compensation and Management Development Committee requested its outside compensation consultant to conduct a risk assessment of our compensation policies and practices for our employees, including those related to our executive compensation program. In early 2011, the assessment was updated to focus on (a) the overall architecture of our executive compensation program, including plan design and structure and (b) the design provisions and structure of our non-executive incentive compensation plans.

The risk assessment included a detailed analysis of the risks associated with the mix between fixed and variable compensation, the design of annual and long-term incentive compensation, the number of shares of common stock subject to outstanding equity awards and reserved for future equity awards, the equity ownership and equity awards held by executives, severance and change of control agreements, and other employee benefits. The assessment included a qualitative analysis of various program designs and corporate governance processes, as well as a quantitative analysis of historical pay and performance outcomes.

The assessment also considered the following factors that help to mitigate risk:

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•	We have diversified incentive compensation measurements with performance goals focused on growth, profitability and managing capital at different levels within the company (company-wide, business unit and individual).

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions and that are inconsistent with our long-term business strategy.

•	Performance incentives are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment.

•	We cap the maximum amounts that may be earned under our incentive compensation plans in line with market practices.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and rewards long-term, sustained performance.

•	We have significant stock ownership guidelines, which align the long-term interests of our management with the interests of our shareholders.

•	We instituted a severance agreement policy pursuant to which we will not enter into any future severance agreements with senior executives that provide for cash severance payments exceeding 2.99 times base salary and bonus or that provide for excise tax gross-up payments, without shareholder approval.

•	The Compensation Committee reviews tally sheets for our named executives that keeps the Compensation Committee abreast of total compensation.

•	We have a clawback and recapture policy allowing us to recapture or “clawback” compensation paid or payable to key employees and executives in the event of a financial restatement.

We discussed the findings of the risk assessment with the Compensation Committee. Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our executives, including our five “named executives” identified below.

Named Executive	Title

C. M. Connor	Chairman and Chief Executive Officer
J. G. Morikis	President and Chief Operating Officer
S. P. Hennessy	Senior Vice President — Finance and Chief Financial Officer
S. J. Oberfeld	Senior Vice President — Corporate Planning and Development
T. W. Seitz	Senior Vice President — Strategic Excellence Initiatives

Executive Summary

We manage our business with the long-term objective of creating and maximizing value for our shareholders, and our compensation programs are designed to support this same overall objective. It is important that our compensation programs provide incentives that drive financial performance and result in improved shareholder returns. Accordingly, a significant percentage of our executive compensation program is weighted towards company performance, business unit performance and stock price appreciation. This structure supports our pay for performance philosophy.

Our compensation programs have been integral to our success in driving operating and performance results over our 145 year history — whether during prosperous economic times or challenging economic times. Our compensation programs also have been successful in attracting and retaining an experienced and effective management team. Most of our executives have been with Sherwin-Williams for many years, have built their careers at Sherwin-Williams, and are focused on achieving superior long-term results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 14.7% compared to the average annual return for the S&P 500 of 1.4%. (Please refer to the 10-year stock performance graph on page 62.)

•	2010 marked our 32nd consecutive year of increased dividends.

2010 Business and Compensation Overview.  As we entered 2010, we noted that the steep decline in demand for paint and coatings appeared to be moderating in some market segments in the U.S. and abroad. Although the U.S. recession officially ended in mid-2009, the recovery in many of the end markets we serve did not begin until almost a year later. As 2010 unfolded, economic conditions continued to show signs of stabilizing and improving in many of our domestic and global markets. As reflected in the following table, we finished 2010 with net sales and diluted net income per share growth over 2009 and a stock price 35.8% higher.

	2009	2010	Change

Net Sales	$7.09 billion	$7.78 billion	9.6%
Diluted Net Income Per Common Share	$3.78	$4.21	11.4%
Closing Stock Price at December 31	$61.65	$83.75	35.8%

Total compensation for 2010 for our named executives in the aggregate (as set forth in the Summary Compensation Table) increased just 0.6% over 2009. Salary increases ranged from 0% to 2.5%. Due to our solid 2010 operating results, our named executives earned above target annual cash incentive compensation. However, none of the shares of performance-based restricted stock vested for the 2007-2010 vesting period as our strong 2010 operating results were not enough to overcome the significant effects of the recession during 2008 and 2009.

Significant Compensation Practices and Recent Modifications.  Our compensation programs, practices and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We have listed below some of the more significant practices and recent modifications.

•	Performance-Based Pay. We abide by a strong pay for performance philosophy. For 2010, 76% of the principal compensation components for our named executives in the aggregate was variable and tied to performance or our stock price.

•	No Employment Agreements. We do not have employment agreements with any of our executives. Because so many of our executives have had long careers with Sherwin-Williams, they have built significant ownership levels in Sherwin-Williams and are committed to the long-term interests of Sherwin-Williams — without the need for employment agreements.

•	CEO Salary. Our Chairman and Chief Executive Officer did not receive a merit salary increase in 2009 and declined increases in 2010 and 2011.

•	Limited Perquisites. The only perquisites provided to our named executives during 2010 was for a phased-out automobile program and for the limited use of the corporate aircraft.

•	Improved Practices for Equity Awards. We added a “double-trigger” acceleration provision for the vesting of equity awards upon a change of control and eliminated the payment of current dividends for new grants of performance-based awards. We strengthened the prohibition against repricing of stock options and stock appreciation rights, including cash buyouts.

•	Significant Stock Ownership. Our named executives significantly exceed their minimum stock ownership guidelines, thereby strongly aligning their long-term interests with our shareholders. We recently increased the minimum stock ownership requirement for our Chairman and Chief Executive Officer to a multiple of six times his base salary.

•	Severance Agreement Policy. We will not enter into any future severance agreements with senior executives that provide for cash severance payments exceeding 2.99 times base salary and bonus or that provide for excise tax gross-up payments, without shareholder approval.

•	Clawback and Recapture Policy. Our policy allows us to “clawback” compensation paid to key employees and executives in the event of a financial restatement.

•	Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.

•	Outside Compensation Consultant. The Compensation Committee utilizes the services of an outside compensation consultant.

•	Use of Tally Sheets. When approving changes in compensation for our named executives, the Compensation Committee reviews a tally sheet for each named executive.

Overview of Our Executive Compensation Program

The principal components of our executive compensation program are base salary, annual cash incentive compensation, and long-term equity incentive compensation through stock options and restricted stock. We also provide other employee and executive benefits. We benchmark our executive compensation against compensation paid at similar chemical, building product manufacturing and retail companies, as well as against compensation derived from an average of three general broad-based surveys of industrial companies of similar size to us. We use this market compensation information to ensure that our executive compensation program is competitive in comparison with our peers.

The Compensation Committee.

The Compensation and Management Development Committee reports to the Board of Directors on all compensation matters for approximately 20 of our executives and key salaried employees, including our named executives. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. The Compensation Committee enlists the assistance of an outside compensation consultant in order to fulfill its responsibilities. We have included additional information about the Compensation Committee, including the role of compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees — Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to create value for our shareholders. We believe it is important that our compensation programs:

•	Are competitive. Our programs are designed to attract, hire, retain and motivate talented and skilled individuals at all levels of our company around the world. We structure our compensation programs to be competitive with the compensation paid by similar companies.

•	Maintain a performance and achievement-oriented culture. A significant percentage of our employees are on incentive plans tied to performance goals. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that we believe help drive our business. We reward employees for overall company results and business unit results while also recognizing individual performance. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging unnecessary or excessive risk taking.

•	Align the interests of our executives with those of our shareholders. We believe it is important that a portion of our executives’ incentive compensation is directly tied to the price of our common stock to align the financial interests of our executives with the interests of our shareholders and to keep our executives focused on sustained financial performance. Compensation paid out to our executives increases with the rise in the price of our common stock; if our common stock price declines, executive compensation declines as well. In addition, we have implemented minimum stock ownership requirements for our officers and operating presidents.

Components of Compensation.

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for the day-to-day performance of job responsibilities.	Cash.
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash.
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company, thereby aligning the financial interests of our executives with the interests of our shareholders.	Stock options, which vest in equal installments on the first, second and third anniversary dates of a 10-year term; Performance-based restricted stock (which vests based upon the achievement of financial performance goals); and time-based restricted stock (which vests at the end of a three-year period).
Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; executive life insurance program and executive long-term disability program.

Allocation of Compensation Components.

We compensate our executives by using a balanced approach, which combines fixed and performance-based compensation, annual and long-term compensation, and cash and equity compensation. We determine this mix by reviewing the mix available at the peer companies listed below and broad-based survey data. We do not have a specific policy for the allocation of compensation between fixed and performance-based compensation, annual and long-term compensation, and cash and equity compensation.

We manage our business with the long-term goal of creating and maximizing shareholder value, and, accordingly, a significant percentage or our executive compensation is at risk and weighted towards company performance, long-term incentives and stock price appreciation. We think this is a key to our long-term success. The following table illustrates the allocation of the principal compensation components for our named executives for 2010. The percentages reflect the amounts of 2010 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and shares of restricted stock granted in 2010. For 2010, 76% of these principal compensation components for our named executives in the aggregate was variable and tied to performance or our stock price.

Peer Companies and Benchmarking

Identification of Peer Companies.

Our executive compensation program is intended to be competitive in the market. At the request of the Compensation Committee, the compensation consultant identifies annually the compensation paid to executives holding equivalent positions or having similar responsibilities at chemical, building product manufacturing and retail peer companies with comparable sales. The compensation consultant also compiles compensation data derived from three general broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. Many of the peer companies, along with us, participate in the broad-based surveys, improving our compensation comparisons.

We monitor compensation paid at these peer companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. For compensation earned in 2010, these peer companies included the companies listed in the following table.

Air Products & Chemicals, Inc.	Eastman Chemical Co.	Newell Rubbermaid Inc.
Akzo Nobel, N.V.	Fortune Brands Inc.	Owens Corning
Ashland Inc.	Leggett & Platt Inc.	PPG Industries, Inc.
Avery Dennison Corporation	The Lubrizol Corporation	The Stanley Works
The Black & Decker Corporation	Masco Corporation	USG Corporation
Celanese Corporation	Mohawk Industries, Inc.	Weyerhaeuser Company

The Compensation Committee periodically reevaluates the peer group. For compensation to be earned in 2011, based upon information compiled by the compensation consultant, we revised the peer group because the total number of companies became too small for effective compensation comparisons. We removed the two smallest companies in size of revenue and added nine companies to our peer group so that the group is more comparable to us in size and business. In addition, two of the companies had merged with one another. 2009 annual revenues for the companies in the revised peer group range from $4.8 billion to $19.0 billion, with Sherwin-Williams ranking slightly above the 50th percentile in revenue. The revised peer group is set forth below.

Air Products & Chemicals, Inc.	Ecolab Inc.	Monsanto Company
Akzo Nobel, N.V.	Fortune Brands Inc.	Newell Rubbermaid Inc.
Ashland Inc.	The Goodyear Tire & Rubber Company	Owens Corning
Avery Dennison Corporation	Huntsman Corporation	Praxair, Inc.
Celanese Corporation	The Lubrizol Corporation	PPG Industries, Inc.
The Clorox Company	Masco Corporation	Stanley Black & Decker, Inc.
Crown Holdings, Inc.	MeadWestvaco Corporation	Weyerhaeuser Company
Eastman Chemical Co.	Mohawk Industries, Inc.	Whirlpool Corporation

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at the peer companies (using the most recent proxy data) and (b) the average compensation derived from the broad-based surveys. We refer to this average as “market” compensation. This market compensation provides a framework for us to evaluate the competitiveness of our executive compensation program and determine the mix of compensation components and target compensation levels. We generally benchmark the target compensation that we pay to our executives to approximate the median market compensation of comparable positions. We benchmark against market compensation because it allows us to attract and retain employees and helps us to manage the overall cost of our compensation program. We use this information only as a reference point, not as a determining factor or part of any arithmetic formula, in setting compensation. Performance drives compensation above or below market. When performance is strong, compensation is paid above the median; when performance is weak, compensation is paid below the median. The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our Chairman and Chief Executive Officer primarily based upon the higher market compensation for chief executive officers.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the principal compensation components that we pay to our executives are competitive in the aggregate.

The Compensation Committee compares each named executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. We do not have a formal policy of setting target compensation levels as a specific percentile of market compensation. Individual components may be greater than or lesser than that targeted because we focus on the overall competitiveness of the entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market compensation for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance, and the amount of an executive’s compensation in relation to other executives.

The following table sets forth the projected total direct compensation for each of our named executives as a percent of the median market total direct compensation. For purposes of this table, projected total direct compensation includes 2011 base salary, 2011 targeted annual cash incentive compensation, stock options granted in 2010 and the targeted value of restricted stock granted in 2011.

Projected Targeted
Total Direct Compensation
as a Percentage of
Named Executive	Market Compensation

C. M. Connor	99.7%
J. G. Morikis	108.4%
S. P. Hennessy	114.4%
S. J. Oberfeld	210.4%
T. W. Seitz	106.6%

The median total direct compensation paid by the peer companies generally reflects 2009 compensation because more current compensation amounts were not available at the time the Compensation Committee reviewed the information. The projected targeted total direct compensation for Mr. Oberfeld materially exceeded median market compensation due to his new position as Senior Vice President — Corporate Planning and Development. In connection with this promotion, Mr. Oberfeld received a one-time grant of stock options. The actual amounts we pay our executives may vary from the targeted amounts based upon the achievement of company, business unit and individual performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Principal Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.  Each executive salaried position at our company is assigned a salary grade that corresponds to a salary range with a minimum and maximum. We review the salary ranges against market base salaries based upon the position and level of responsibility. The midpoint of the range generally approximates the median market salary paid for an equivalent or similar position at the peer companies and according to the broad-based surveys. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with any promotion or other change in responsibility. Base salary is the only fixed component of our executives’ total direct compensation. Annual base salary increases are effective in February.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual operating process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his position, but who receives the highest performance rating) towards the median market salary for his position. For 2010, we adopted an overall 2.0% merit budget for annual salary increases with possible merit increases ranging from 0% to 6.5%. For 2011, we adopted an overall 2.5% merit budget for annual salary increases with possible merit increases ranging from 0% to 6.5%.

Annual Performance Appraisal.  All salaried employees, including our executives, undergo an annual performance appraisal. The executive’s performance for the prior year is evaluated by his direct supervisor, and our Chairman and Chief Executive Officer reviews each of these evaluations. With regard to the evaluation of our Chairman and Chief Executive Officer, each director provides ratings and comments for performance results, business strategy, developing a management team, and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each executive is assigned a performance rating by his or her direct supervisor that corresponds with a range of potential merit increases. The direct supervisor recommends salary adjustments based upon the executive’s performance results (accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership skills (including work ethic and strategic contributions). The performance appraisal also considers the executive’s overall responsibilities, experience and tenure in his particular position. These factors are not quantified or weighted in any objective manner. Instead, discretion and subjective judgment is used in assessing those factors in a qualitative manner and in approving a specific merit increase within the range. In any one year, any one factor or group of factors may play a larger role in determining the amount of a merit increase compared to any previous year. Our Chairman and Chief Executive Officer reviews and approves and/or adjusts each of the salary recommendations.

2010 and 2011 Base Salaries.  In our effort to manage employee-related costs during the recent recession, none of our named executives received a merit salary increase in 2009. As business conditions began to improve, the Compensation Committee approved merit salary increases of 2% - 2.5% for 2010 and 2011 for our named executives, other than Mr. Connor. Mr. Connor declined a merit salary increase for 2010 and 2011. The table reflects a $37,000 increase to Mr. Morikis’ 2010 base salary to offset the elimination of the executive automobile program.

	% Merit Increase	2010	% Merit Increase	2011
Named Executive	for 2010	Base Salary ($)	for 2011	Base Salary ($)

C. M. Connor	0%	1,221,987	0%	1,221,987
J. G. Morikis	2.5%	760,205	2.5%	779,220
S. P Hennessy	2.0%	573,370	2.5%	587,704
S. J. Oberfeld	2.0%	523,259	2.5%	536,354
T. W. Seitz	2.0%	483,385	2.5%	495,482

Annual Cash Incentive Compensation.

We pay annual cash incentive compensation to our executives under our shareholder-approved 2007 Executive Performance Bonus Plan. All of our executives participate in our Performance Plan. Our annual incentive compensation program is intended to motivate and compensate our executives for achieving annual performance goals that strengthen our company over the long-term. Our Performance Plan is designed so that our executives may earn higher than average annual cash incentive compensation for achieving above target business results and lower than average annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.  The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percent of their base salary. Target incentive awards are determined by using the median market annual cash incentive compensation, which generally equals the amount an executive could receive under our Performance Plan if he achieves a 100% average of his performance goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at the peer companies and according to the broad-based surveys.

The following table sets forth the 2010 minimum, target and maximum cash incentive compensation levels, as a percent of base salary, for each named executive. For 2010, we increased the target and maximum annual cash incentive levels for Mr. Connor (to 105% and 210%, respectively) to align those levels with the target and maximum annual cash incentive compensation available at the peer and survey companies.

	Incentive Amount as a Percentage
	of Salary
Named Executive	Minimum	Target	Maximum

C. M. Connor	0%	105%	210%
J. G. Morikis	0%	75%	150%
S. P. Hennessy	0%	75%	150%
S. J. Oberfeld	0%	60%	120%
T. W. Seitz	0%	60%	120%

Annual Performance Goals.  The Compensation Committee approves the performance goals of our named executives. Our Chairman and Chief Executive Officer also approves the goals of our other named executives. Our Chairman and Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer have identical financial performance goals. Performance goals for our other two named executives vary by executive and include goals related to the business unit or function for which such person has responsibility. We use multiple performance goals to encourage executives to have a well-rounded approach to their performance and not concentrate on achieving just one goal. Performance goals are typically weighted between 10% and 40%.

For 2010, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals that were set at levels that were of the same magnitude as set forth in our 2010 annual operating budget. Target levels were adjusted to reflect the 2010 acquisitions of Becker Acroma Industrial Wood Coatings, Sayerlack Industrial Wood Coatings and Pinturas Condor. We set challenging performance goals — the target levels for most of the 2010 financial performance goals were set at levels that showed improvement over 2009 actual results. The Compensation Committee provides appropriate incentives for executives to exceed performance targets levels, and the maximum levels of performance are intended to require significant effort to reach. Maximum levels of 2010 financial performance goals were generally set at levels equal to at least two times the percentage improvement from 2009 actual results to 2010 target levels.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee may exercise its discretion whether to reflect or exclude the impact of extraordinary non-recurring items or changes in accounting standards, principles and statements. In determining the level of achievement for two of the 2010 financial performance goals (earnings per share and after tax return on net assets employed), the Compensation Committee excluded the impact of the one-time increase in income tax expense relating to the federal healthcare reform legislation. The Compensation Committee made this adjustment because the impact was unanticipated, resulted solely from a change in existing healthcare laws and was not related to our ordinary business operations.

The following table shows for each named executive the 2010 performance goals, weightings, targets and actual results.

	2010 Annual Cash Incentive Performance Goals
Named Executive	Performance Goals and Weightings	Target	Actual Results

C. M. Connor J. G. Morikis	Earnings per share (weighted 40%, 20% and 40%, respectively)	$4.07	$4.21
S. P. Hennessy	Net sales (weighted 20%, 30% and 20%, respectively)	$7.56 billion	$7.78 billion
	Earnings before interest, taxes, depreciation and amortization (weighted 20%, 30% and 20%, respectively)	$907.76 million	$923.69 million
	After tax return on net assets employed (weighted 20%)	12.56%	14.97%
S. J. Oberfeld	Paint Stores Group sales (weighted 20%)	$4.30 billion	$4.38 billion
	Paint Stores Group profit before taxes (weighted 20%)	$477.21 million	$492.54 million
	Paint Stores Group return on sales (weighted 20%)	11.1%	11.24%
	Paint Stores Group return on net assets employed (weighted 20%)	42.5%	44.90%
	Paint Stores Group percentage increase for gallons over prior year (weighted 20%)	0.7%	0.35%
T. W. Seitz	Earnings per share (weighted 20%)	$4.07	$4.21
	Net sales (weighted 20%)	$7.56 billion	$7.78 billion
	After tax return on net assets employed (weighted 10%)	12.56%	14.97%
	Earnings before interest, taxes, depreciation and amortization (weighted 10%)	$907.76 million	$923.69 million
	Consolidated corporate cost savings (weighted 30%)	$65 million	$74.34 million
	Development of enterprise wide strategy for export/import business (weighted 10%)	1.00	1.00

We intend annual cash incentive amounts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our 2007 Executive Performance Bonus Plan. For 2010, the Compensation Committee approved 0.7% of earnings before interest, taxes, depreciation and amortization (EBITDA) as the amount of the maximum payout for 162(m) participants. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. We explain how we calculate EBITDA on page    of our 2010 Annual Report to Shareholders. For 2010, Sherwin-Williams’ EBITDA was $923.69 million. This amount resulted in a maximum payout of $6.47 million for the 162(m) participants. After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may exercise discretion to reduce, but not to increase, the amount of each individual award based on the performance goals as described above.

The following table shows the actual annual incentive compensation amounts earned by our named executives during 2010.

	Actual 2010 Annual
	Incentive Compensation Earned
Named Executive	Amount ($)	% of Salary

C. M. Connor	2,085,000	170%
J. G. Morikis	910,000	122%
S. P. Hennessy	697,000	122%
S. J. Oberfeld	528,000	101%
T. W. Seitz	458,000	95%

Long-Term Equity Incentive Compensation.

We grant long-term equity incentive compensation annually under our 2006 Equity and Performance Incentive Plan. Our long-term equity compensation program for our executives consists of stock options, performance-based restricted stock and time-based restricted stock. We believe this structure provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results. Our stock option program is the primary means in which we grant long-term stock compensation to a broad group of key employees to focus their efforts on our long-term performance and stock price improvement. Our restricted stock program is designed for a more select group of key employees and rewards participants based upon the achievement of financial performance goals and for the appreciation in our stock price.

At last year’s Annual Meeting, our shareholders amended and restated our 2006 Equity and Performance Incentive Plan and adopted improved practices under the plan, including:

•	adding a “double-trigger” acceleration provision with respect to the vesting of new awards in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason.

•	eliminating the payment of current dividends for new grants of performance-based restricted stock. The payment of dividends on new grants of performance-based restricted stock is now deferred and paid only if and to the extent the restricted stock vests based on the achievement of the performance goals.

Equity Grant Practices.  When making equity grants, we begin by determining the median market value of long-term equity incentive compensation. We allocate that value between stock options and restricted stock by targeting comparable values for stock options and restricted stock. We allocate the mix of stock options and restricted stock in this way because we want to equally reward the growth in the value of our common stock and the achievement of financial performance goals. Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making awards of stock options and restricted stock.

We have used a consistent approach in granting stock options and restricted stock over the years. We grant stock options and restricted stock on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance.

At each February Compensation Committee meeting, we grant restricted stock. This meeting typically occurs in the third week of February, approximately three or four weeks after we release our annual earnings results. At each October Compensation Committee meeting, we grant stock options. These grants are made typically on the same day that the Audit Committee approves our earnings release for the third quarter and a day or so before we release our third quarter earnings results. We grant restricted stock and stock options in February and October so that our annual grants are made at different times of the year. We may also grant restricted stock and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or shares of restricted stock to be granted or the date of grant.

The following table shows the number of stock options and shares of performance-based and time-based restricted stock granted to our named executives during 2010.

		Number of Shares of Restricted
	Number of Stock Options	Stock Granted in 2010
Named Executive	Granted in 2010	Performance-Based	Time-Based

C. M. Connor	115,000	32,500	16,250
J. G. Morikis	40,000	14,000	7,000
S. P Hennessy	32,000	9,300	4,700
S. J. Oberfeld	40,700	8,600	4,300
T. W. Seitz	16,750	4,600	2,300

Stock Options.  The number of stock options granted to an executive is based upon the executive’s position and level of responsibility using comparable positions at the peer companies and according to the broad-based surveys. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over a prior 90-day period. Black-Scholes is a generally accepted model used in estimating the value of stock options. The Compensation Committee generally grants stock options to approximate median market value.

In accordance with the terms of our stock plan, the option exercise price is equal to the average of the high and low market price of our common stock on the date options are granted. Accordingly, the exercise price may be higher or lower than the closing price of our common stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options — our stock plans do not permit repricing without shareholder approval and do not contain reload features.

Restricted Stock.  Beginning with the 2010 grant of restricted stock, our annual grant of restricted stock consists of two-thirds performance-based shares and one-third time-based shares, both vesting at the end of a three-year period. We made this change to reflect current market practices. We designed our time-based shares to vest at the end of the three-year period, rather than ratably over the vesting period, to strengthen the retention power of the grants.

With respect to the performance-based shares, the number of shares granted is equal to approximately two times the target value, and we correspondingly set maximum goals higher making achievement of the goals more difficult to attain in order to provide a greater incentive for above target performance. The financial goals for the 2010 grant of performance-based restricted stock include average return on average equity and earnings per share. The Compensation Committee selected these two performance measures because they reward our executives in achieving two important business objectives — earnings growth and improved return on resources provided by our shareholders. Return on equity and earnings per share are the two most common measurements used by the peer group in their performance plans. In addition, earnings per share is widely communicated and easily understood and is a key measure used in evaluating the success of our company’s performance and in determining the market value of our common stock. The Compensation

Committee believes these objectives help us improve our long-term financial results and, therefore, are expected to increase shareholder value.

The 2010 grant of performance-based restricted stock provides for payouts that correspond to specific earning per share and average return on average equity goals over a three-year period (2010-2012) as illustrated in the following table. Performance between the achievement levels is measured on a sliding scale basis. We use this sliding scale to reward improvements in our results at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	3 Year	%		ROE 3 Year Average
	Cumulative	of		15% to less	12% to less
	EPS	Target	Above 18%	than 18%	than 15%	Below 12%
Maximum	$15.92	200%	100%	88%	75%	0%
	$15.39	175%	88%	75%	63%	0%
	$14.86	150%	75%	63%	50%	0%
	$14.35	125%	63%	50%	44%	0%
Target	$13.86	100%	50%	44%	38%	0%
	$13.75	88%	44%	38%	31%	0%
	$13.65	75%	38%	31%	25%	0%
	$13.55	63%	31%	25%	19%	0%
	$13.45	50%	25%	19%	13%	0%
	$13.34	38%	19%	13%	7%	0%
Threshold	≤ $13.22	25%	13%	7%	3%	0%

2010 and 2011 Vesting of Restricted Stock.  In February 2010 and February 2011, the Compensation Committee determined the vesting of the shares of performance-based restricted stock for the 2006-2009 and 2007-2010 vesting periods based upon performance goals relating to EBITDA and average return on average equity over the four-year periods. As reflected in the table below, 84.8% of the shares of restricted stock vested for the 2006-2009 period, and none of the shares of restricted stock vested for the 2007-2010 period. The lower achievement principally resulted from decreased EBITDA due to the significant negative effects of the global recession.

		Return on Average		Actual Return on
	EBITDA Goal	Equity Goal at	Actual EBITDA	Average Equity	% of Restricted
Vesting Period	at Target	Target	Results	Results	Stock Vesting

2006 - 2009	$4.03 billion	17%	$4.23 billion	30.8%	84.8%
2007 - 2010	$4.86 billion	17%	$3.96 billion	30.7%	0%

Other Arrangements, Policies and Practices

No Employment Agreements.

We do not have employment agreements with any of our executives. Our executives are employed at-will. Many of our executives have had long careers with Sherwin-Williams, have built significant ownership levels in Sherwin-Williams and are committed to the long-term interests of Sherwin-Williams — all without the need for employment agreements.

Retirement Plans and Other Benefits.

We provide our named executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our preparation and review of the overall compensation packages of our named executives and in connection with our review of tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefit programs include an executive life insurance program and an executive long-term disability program. The life insurance and long-term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability programs that we offer to other employees due to benefit limitations within the broad-based programs. The 2010 amounts for these programs are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Limited Perquisites.

The only perquisites provided to our named executives during 2010 was an executive automobile program and the personal use of the corporate aircraft. The automobile program has been phased out for all of our named executives as their automobile lease terms have now ended. Under our executive travel policy, the Board strongly recommends that our Chief Executive Officer uses corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our Chief Executive Officer has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to policies of other large public companies. The personal use of the corporate aircraft represents a very small portion of the total compensation paid to our named executives. To the extent any use of the corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income. The incremental cost of the use of the automobile program and the corporate aircraft is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity.

The Compensation Committee broadly considers internal pay equity when setting compensation levels for executives with similar responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. Although the Compensation Committee has no specific policy and follows no established guidelines or formulas when comparing compensation levels among executives, the Compensation Committee maintains internal equity by reviewing an executive’s salary relative to the midpoint of the salary range. In order to maintain internal equity in connection with grants of stock options and restricted stock, the Compensation Committee generally grants the same number of stock options and shares of restricted stock to employees who are in similar pay grades.

The following table shows for the past three years the ratio of the total compensation (as set forth in the Summary Compensation Table) of our Chief Executive Officer compared to the total compensation of the second highest paid named executive and the average of the other four named executives.

Ratio of Total Compensation
	CEO Compared to	CEO Compared
	2nd Highest	to Average of Other
Year	Named Executive	4 Named Executives

2010	2.24 times	2.92 times
2009	2.21 times	2.80 times
2008	2.25 times	2.92 times

Use of Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits.

The Compensation Committee uses tally sheets as a reference to ensure that its members understand the total compensation of our named executives. Tally sheets also allow the Compensation Committee and management to review, in one place, how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives to be consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

The Compensation Committee and management also reviewed potential payments to our named executives under termination and change in control scenarios including: normal and early retirement; death and disability; voluntary termination; involuntary (not for cause) termination; termination for cause; and termination following a change in control. This review included potential severance payment obligations, potential values of accelerated shares of restricted stock and stock options, and projected payment obligations in connection with our retirement and savings plans, health and welfare plans, and other executive benefits. The Compensation Committee determined that the total potential payments, in the aggregate, for each of our named executives under each scenario to be reasonable and not excessive.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our directors, executive officers and operating presidents in order to encourage significant stock ownership. We require each director who has served on the Board for at least five years to own a minimum of 10,000 shares of common stock. We require each executive and operating president who has served in such capacity for at least five years to own shares of common stock equal in value to a multiple of his base salary ranging from a low of three times for certain executive officers and operating presidents to a high of six times for our Chairman and Chief Executive Officer. In February 2011, we increased the minimum ownership requirement for our Chairman and Chief Executive Officer from five times to six times his base salary. For purposes of meeting this requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of performance-based restricted stock are not considered towards meeting the requirement.

The Compensation Committee reviews these holdings on an annual basis to determine whether our directors, executives and operating presidents are meeting these requirements. The requirements for our named executives, as well as their actual ownership levels at December 31, 2010, are set forth in the table below. All directors and named executives have either met the guidelines or are pursuing plans to meet the guidelines within the prescribed time frames.

Under our long-standing insider trading policy, our executives are prohibited from trading in Sherwin-Williams’ puts, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC is scheduled to issue rules later this year requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” compensation paid or payable to key employees and executives in the event of a financial restatement. Under the policy, employees who receive an award under our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams in the event:

•	The amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;

•	The employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	A lower amount would have been made to the employee based upon the restated results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results. In addition, under our 2006 Equity and Performance Incentive Plan, (a) all stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in such conduct.

The recently enacted Dodd-Frank Act requires companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Severance Pay Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we have entered into severance pay agreements with our executives, including each of our named executives. Given the heightened focus that has been given recently to change in control agreements, the Compensation Committee engaged its compensation consultant in 2011 to compare our severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are consistent with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. Because Mr. Connor’s base salary and annual cash incentive pay are higher than that of our other named executives, Mr. Connor’s potential cash severance payment is correspondingly higher than that of our other named executives. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We adopted a policy in 2010, which provides that we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future severance agreements will not include any tax gross-up payments.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four other highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied.

Under our 2007 Executive Performance Bonus Plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of our Performance Plan, the Compensation Committee retains the discretion to reward individual performance by paying executive compensation amounts that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of Sherwin-Williams and our shareholders. The Compensation Committee did not approve the payment of any such discretionary bonus amounts for 2010 that are not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President — Finance and Chief Financial Officer and our other three highest paid executive officers (our “named executives”).

							Change
							in
							Pension
							Value
							and
						Non-Equity	Nonqualified
Name						Incentive	Deferred	All
and				Stock	Option	Plan	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)

C. M. Connor	2010	1,221,987	-0-	2,095,925	1,964,476	2,085,000	-0-	367,812	7,735,200
Chairman and	2009	1,268,986	-0-	2,147,367	1,918,725	1,684,000	-0-	476,732	7,495,810
Chief Executive Officer	2008	1,214,590	-0-	1,542,697	1,782,113	-0-	-0-	524,807	5,064,207
J. G. Morikis	2010	748,953	-0-	902,860	683,296	910,000	-0-	200,948	3,446,057
President and	2009	732,703	-0-	920,300	767,490	732,000	-0-	241,374	3,393,867
Chief Operating Officer	2008	701,295	-0-	609,903	712,845	-0-	-0-	223,132	2,247,175
S. P. Hennessy	2010	571,640	-0-	602,982	546,637	697,000	-0-	152,618	2,570,877
Senior Vice President —	2009	561,632	-0-	736,240	613,992	636,000	-0-	193,585	2,741,449
Finance and	2008	535,863	-0-	448,458	513,248	-0-	-0-	197,075	1,694,644
Chief Financial Officer
S. J. Oberfeld	2010	521,680	-0-	554,614	704,310	528,000	-0-	116,051	2,424,655
Senior Vice President —	2009	532,729	-0-	613,533	552,593	444,000	-0-	153,728	2,296,583
Corporate Planning and	2008	493,225	-0-	448,458	513,248	-0-	-0-	187,869	1,642,800
Development
T. W. Seitz	2010	481,927	-0-	296,654	286,130	458,000	535,133	94,635	2,152,479
Senior Vice President —	2009	487,711	-0-	383,458	322,346	437,000	163,213	497,321	2,291,049
Strategic Excellence	2008	448,177	-0-	243,961	299,395	-0-	62,165	295,676	1,349,374
Initiatives

[1]	The values set forth in this column reflect shares of restricted stock granted to our named executives. The values of restricted stock are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the date of grant. The values do not necessarily correspond to the actual values that ultimately may be realized by our named executives.

The following table sets forth the aggregate grant date fair value for the shares of restricted stock reflected in this column assuming the highest level of performance conditions will be achieved.

	2010	2009	2008

C. M. Connor	$3,143,888	$3,221,050	$2,314,045
J. G. Morikis	1,354,290	1,380,450	914,855
S. P. Hennessy	902,860	1,104,360	672,688
S. J. Oberfeld	831,921	920,300	672,688
T. W. Seitz	$444,981	$575,188	$365,942

[2]	The values set forth in this column reflect stock options granted to our named executives. The values of stock options are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values do not necessarily correspond to the actual values that ultimately may be realized by our named executives. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2010		2009		2008

Risk-free interest rate	1.16%		2.39%		3.01%
Expected life of options	5.27	years	5.27	years	5.24	years
Expected dividend yield of stock	1.84%		2.69%		2.41%
Expected volatility of stock	0.304		0.319		0.321

[3]	The amounts set forth in this column for Mr. Seitz reflect the aggregate increase in the present value of his accumulated benefit in our Salaried Employees’ Pension Investment Plan and our 2005 Deferred Compensation Savings and Pension Equalization Plan.

[4]	The amounts set forth in this column for 2010 include compensation under the following plans and programs:

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a defined contribution plan;

•	Employee Stock Purchase and Savings Plan — company matching contributions under our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan;

•	2005 Deferred Compensation Savings and Pension Equalization Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan;

•	Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan;

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan;

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts programs; and

•	Perquisites — perquisites and other personal benefits. The incremental costs of all perquisites provided to our named executives during 2010 were as follows: $513 and $28,794 for Messrs. Hennessy and Morikis, respectively, under our executive automobile program (which has been phased out as individual automobile lease terms have ended); and $20,451 and $634 for Messrs. Connor and Morikis, respectively, for personal use of corporate aircraft.

	C. M. Connor	J. G. Morikis	S. P. Hennessy	S. J. Oberfeld	T. W. Seitz

Pension Investment Plan ($)	12,250	9,800	12,250	12,250	-0-
Employee Stock Plan ($)	9,800	9,800	9,800	9,800	9,800
Deferred Compensation Savings Plan ($)	237,139	97,707	85,535	63,855	26,957
Executive Life Insurance Plan ($)	85,800	49,430	41,900	27,485	52,000
Executive Disability Income Plan ($)	2,372	2,283	2,620	2,661	3,378
Charitable Matching Gifts ($)	-0-	2,500	-0-	-0-	2,500
Perquisites ($)	20,451	29,428	513	-0-	-0-

TOTAL ($)	367,812	200,948	152,618	116,051	94,635

Amounts do not include the incremental cost of our Business Travel Accident Insurance Plan, which provides coverage for all of our directors, executive officers and full-time salaried employees. The total aggregate premium in 2010 for this plan for all directors, executives and employees was $36,028.

Narrative Information Regarding the Summary Compensation Table.

Salary.  The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. The salary amounts paid to our named executives during 2009 contained 27 bi-weekly pay periods instead of the usual 26. For 2010, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Connor (15.8%), Mr. Morikis (21.7%), Mr. Hennessy (22.2%), Mr. Oberfeld (21.5%) and Mr. Seitz (22.4%).

Stock and Option Awards.   Consistent with SEC rules amended in 2009, stock and option awards are required to be valued using the aggregate grant date fair value computed in accordance with Stock Compensation Topic 718 of the ASC. Accordingly, the values of stock and option awards for 2008 have been recomputed to conform with the amended rules.

Employee Stock Purchase and Savings Plan.  We provide all of our eligible U.S. salaried employees the opportunity to participate in our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. All of our named executives participate in this plan on the same terms as other eligible employees.

Salaried Employees’ Revised Pension Investment Plan.  Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified retirement plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. Effective January 1, 2002, this plan was frozen to new participation. All of our named executives, except Mr. Seitz, participate in this plan.

Salaried Employees’ Pension Investment Plan.  Our Salaried Employees’ Pension Investment Plan is a tax-qualified noncontributory defined benefit pension plan. Mr. Seitz is the only named executive who participates in this plan. Information about this plan is set forth in the 2010 Pension Benefits Table and the accompanying narrative discussion.

2005 Deferred Compensation Savings and Pension Equalization Plan.  Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2010 Pension Benefits Table and the 2010 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

Perquisites.  The value of perquisites disclosed in the table is based upon the incremental cost of providing the benefit to the executive. Perquisites for 2010 for our named executives related only to our executive automobile program and personal use of corporate aircraft.

•	The executive automobile program has been phased out for all of our named executives as their automobile lease terms have ended. The incremental cost of the executive automobile program is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes.

•	Under our executive travel policy, the Board strongly recommends that our Chief Executive Officer uses corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our Chief Executive Officer has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to policies of other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “dead head” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2010 to our named executives.

									All
								All	Other		Grant
								Other	Option	Exercise	Date
								Stock	Awards:	of	Fair
								Awards:	Number	Base	Value
								Number of	of	Price	of
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Securities	of	Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)(5)	Awards($)(6)

C. M. Connor	02/16/2010	-0-	1,283,086	2,566,172
	02/16/2010				975	16,250	32,500				1,047,963
	02/16/2010							16,250			1,047,963
	10/19/2010								115,000	72.62	1,964,476
J. G. Morikis	02/16/2010	-0-	561,715	1,123,430
	02/16/2010				420	7,000	14,000				451,430
	02/16/2010							7,000			451,430
	10/19/2010								40,000	72.62	683,296
S. P. Hennessy	02/16/2010	-0-	428,730	857,460
	02/16/2010				279	4,650	9,300				299,879
	02/16/2010							4,700			303,103
	10/19/2010								32,000	72.62	546,637
S. J. Oberfeld	02/16/2010	-0-	313,008	626,016
	02/16/2010				258	4,300	8,600				277,307
	02/16/2010							4,300			277,307
	10/19/2010								28,500	72.62	486,848
	11/15/2010								12,200	73.57	217,461
T. W. Seitz	02/16/2010	-0-	289,156	578,312
	02/16/2010				138	2,300	4,600				148,327
	02/16/2010							2,300			148,327
	10/19/2010								16,750	72.62	286,130

[1]	The amounts set forth in these columns reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2010 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 16, 2010 is the date that the performance goals were approved by the Compensation and Management Development Committee. The amounts of annual cash incentive compensation earned in 2010 by our named executives have been determined and were paid in February 2011. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]	The amounts set forth in these columns reflect the threshold, target and maximum number of shares of performance-based restricted stock granted on February 16, 2010 that can be earned under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2013 based upon the achievement of financial performance goals.

[3]	The amounts set forth in this column reflect the number of shares of time-based restricted stock granted on February 16, 2010 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2013.

[4]	The amounts set forth in this column reflect the number of stock options granted on October 19, 2010 and November 15, 2010 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year and expire on October 18, 2020 and November 14, 2020, respectively.

[5]	The exercise price equals the average of the highest and lowest sale prices of our common stock on the date of grant. The closing prices of our common stock on the dates of grant set forth in the table were $72.74 and $73.51 on October 19, 2010 and November 15, 2010, respectively.

[6]	The values of performance-based and time-based restricted stock set forth in this column are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the date of grant.

The values of stock options set forth in this column are equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in the table to footnote 2 of the Summary Compensation Table.

The values do not necessarily correspond to the actual values that ultimately may be realized by our named executives.

Narrative Information Regarding the 2010 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.  The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2010 under our 2007 Executive Performance Bonus Plan based upon the accomplishment of company financial and operating performance goals.

Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

Restricted Stock.  We grant performance-based and time-based restricted stock pursuant to our 2006 Equity and Performance Incentive Plan. We have included more information about our restricted stock program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

Time-based shares granted in 2010 vest at the end of a three-year vesting period. Performance-based shares granted in 2010 vest at the end of a three-year vesting period based upon the achievement of financial performance goals. The number of shares of performance-based restricted stock that will actually vest at the end of the vesting period will range from 0% to 100% based upon achievement of the financial performance goals. Shares of restricted stock will vest immediately upon the death or disability of the named executive.

The threshold amounts for the performance-based restricted stock set forth in the table correspond to our named executives receiving 3% of the shares granted, which is the number of shares that will vest for the minimum level of performance. No shares will vest if the threshold level of performance is not achieved. The maximum amounts set forth in the table reflect a grant of a number of shares of performance-based restricted stock equal to two times the target value (and correspondingly the setting of above target goals higher making achievement of the goals more difficult to attain) in order to provide an incentive for above target performance.

At last year’s Annual Meeting of Shareholders, the 2006 Equity and Performance Incentive Plan was amended to eliminate the payment of current dividends for new grants of performance-based restricted stock. The payment of dividends on new grants of performance-based restricted stock is now deferred, and dividends are paid only if and to the extent the restricted stock vests based on the achievement of the financial performance goals. Dividends are paid at the same rate as is paid on Sherwin-Williams common stock generally. During 2010, the quarterly dividend rate was $0.36 per share. In February 2011, the Board of Directors announced an increase in the quarterly dividend rate to $0.365 per share payable on March 11, 2011.

Stock Options.  We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the market value of our common stock on the date options are granted. In accordance with the terms of the plan, the market value is equal to the average of the highest and lowest reported sale prices of our common stock on the date of grant.

Stock options vest in approximately three equal installments on the first, second and third anniversary dates of the date of grant and have a term of 10 years. Stock options become immediately exercisable in the event of the death or disability of the named executive. Stock options are not transferable other than by will or the laws of descent and distribution.

Vesting of Equity Awards Upon Change of Control.  At last year’s Annual Meeting of Shareholders, our shareholders approved an amendment to our 2006 Equity and Performance Incentive Plan to include a “double-trigger” acceleration provision with respect to the vesting of new awards in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity, as well as awards granted prior to last year’s Annual Meeting of Shareholders, will immediately vest and become exercisable in full upon a change of control.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2010 for our named executives.

	Option Awards					Stock Awards
											Equity
									Equity		Incentive
									Incentive		Plan Awards:
									Plan		Market
									Awards:		or Payout
									Number of		Value of
								Market	Unearned		Unearned
		Number of	Number of			Number of		Value of	Shares,		Shares,
		Securities	Securities			Shares or		Shares or	Units		Units or
		Underlying	Underlying			Units of		Units of	or Other		Other
		Unexercised	Unexercised	Option		Stock That		Stock That	Rights That		Rights
	Option	Options	Options	Exercise	Option	Have Not		Have Not	Have Not		That Have
	Grant	(#)	(#)	Price	Expiration	Vested		Vested	Vested		Not Vested
Name	Date(1)	Exercisable	Unexercisable	($)	Date	(#)		($)(2)	(#)		($)(2)

C.M. Connor	10/24/2003	200,000	-0-	31.20	10/23/2013	16,250	(3)	1,360,938	8,675	(4)	726,531
	10/20/2004	135,000	-0-	41.725	10/19/2014				11,180	(5)	936,325
	10/21/2005	175,000	-0-	43.595	10/20/2015				70,000	(6)	5,862,500
	10/18/2006	140,000	-0-	59.435	10/17/2016				32,500	(7)	2,721,875
	10/19/2007	100,000	-0-	63.44	10/18/2017
	10/14/2008	83,333	41,667	54.09	10/13/2018
	10/15/2009	41,667	83,333	63.25	10/14/2019
	10/19/2010	-0-	115,000	72.62	10/18/2020
J. G. Morikis	10/18/2006	50,000	-0-	59.435	10/17/2016	7,000	(3)	586,250	2,850	(4)	238,688
	10/19/2007	40,000	-0-	63.44	10/18/2017				4,420	(5)	370,175
	10/14/2008	33,333	16,667	54.09	10/13/2018				30,000	(6)	2,512,500
	10/15/2009	16,667	33,333	63.25	10/14/2019				14,000	(7)	1,172,500
	10/19/2010	-0-	40,000	72.62	10/18/2020
S.P. Hennessy	10/21/2005	37,707	-0-	43.595	10/20/2015	4,700	(3)	393,625	2,000	(4)	167,500
	10/18/2006	31,318	-0-	59.435	10/17/2016				3,250	(5)	272,188
	10/19/2007	30,000	-0-	63.44	10/18/2017				24,000	(6)	2,010,000
	10/14/2008	24,000	12,000	54.09	10/13/2018				9,300	(7)	778,875
	10/15/2009	13,334	26,666	63.25	10/14/2019
	10/19/2010	-0-	32,000	72.62	10/18/2020
S. J. Oberfeld	10/20/2004	2,396	-0-	41.725	10/19/2014	4,300	(3)	360,125	2,000	(4)	167,500
	10/21/2005	16,000	-0-	43.595	10/20/2015				3,250	(5)	272,188
	10/18/2006	33,000	-0-	59.435	10/17/2016				20,000	(6)	1,675,000
	10/19/2007	30,000	-0-	63.44	10/18/2017				8,600	(7)	720,250
	10/14/2008	24,000	12,000	54.09	10/13/2018
	10/15/2009	12,000	24,000	63.25	10/14/2019
	10/19/2010	-0-	28,500	72.62	10/18/2020
	11/15/2010	-0-	12,200	73.57	11/14/2020
T. W. Seitz	10/18/2006	28,000	-0-	59.435	10/17/2016	2,300	(3)	192,625	1,500	(4)	125,625
	10/19/2007	18,000	-0-	63.44	10/18/2017				1,768	(5)	148,070
	10/14/2008	14,000	7,000	54.09	10/13/2018				12,500	(6)	1,046,875
	10/15/2009	7,000	14,000	63.25	10/14/2019				4,600	(7)	385,250
	10/19/2010	-0-	16,750	72.62	10/18/2020

[1]	Options vest over three years in approximately equal annual installments on the first, second and third anniversary dates of the date of grant.

[2]	The values set forth in these columns equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($83.75) on December 31, 2010.

[3]	Shares of time-based restricted stock vest in February 2013.

[4]	None of these shares of performance-based restricted stock vested in February 2011 because the threshold level of the performance goals was not achieved. The number and value of these shares reflect the threshold level of performance.

[5]	Shares of performance-based restricted stock vest in February 2012 on the date the Board of Directors determines the level of achievement of the performance goals. The number and value of these shares reflect the threshold level of performance.

[6]	Shares of performance-based restricted stock vest in February 2012 on the date the Board of Directors determines the level of achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[7]	Shares of performance-based restricted stock vest in February 2013 on the date the Board of Directors determines the level of achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2010 for our named executives.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

C. M. Connor	246,067	10,809,701	50,032	3,262,337
J. G. Morikis	40,000	1,090,471	24,337	1,586,894
S. P. Hennessy	33,975	950,301	12,720	829,408
S. J. Oberfeld	27,451	930,773	11,448	746,467
T. W. Seitz	37,707	1,228,718	14,840	967,642

[1]	The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]	The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price of our common stock ($65.205). The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date (February 23, 2010).

2010 PENSION BENEFITS TABLE

The following table sets forth information relating to our Salaried Employees’ Pension Investment Plan and our 2005 Deferred Compensation Savings and Pension Equalization Plan for 2010.

		Number of	Present Value	Payments During
		Years Credited	of Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)

C. M. Connor	N/A	-0-	-0-	-0-
J. G. Morikis	N/A	-0-	-0-	-0-
S. P. Hennessy	N/A	-0-	-0-	-0-
S. J. Oberfeld	N/A	-0-	-0-	-0-
T. W. Seitz	Salaried Employees’ Pension Investment Plan	35 (1)	1,033,937	-0-

	Deferred Compensation Savings and Pension Equalization Plan	35 (1)	391,277	-0-

[1]	Mr. Seitz has been employed with our company since June 1970 and became eligible to participate in our Salaried Employees’ Pension Investment Plan in November 1975. The number of years of credited service represents the number of years since Mr. Seitz first became eligible to participate in such plan.

Narrative Information Regarding the 2010 Pension Benefits Table.

Salaried Employees’ Pension Investment Plan.  Our Salaried Employees’ Pension Investment Plan is a tax-qualified noncontributory defined benefit pension plan. The benefit formula with respect to active participants hired prior to January 1, 1984, including Mr. Seitz, consists of a traditional pension-type retirement benefit that is determined based upon the greater of the following two formulas:

•	Average annual earnings are divided by 12 then multiplied by the accrued benefit service (determined according to plan provisions, up to a maximum of 40 years). The result is then multiplied by 1%. For purposes of this formula, average annual earnings are the average of earnings during the five consecutive calendar years in which the participant earned the most money during the 10 years prior to retirement. Earnings include annual salary, overtime, bonuses and commissions, but not moving expenses, tuition aid or any pay designated as not creditable as earnings at the time it is received, all subject to the applicable IRS limitations on earnings. For purposes of this calculation, the plan disregards the one year out of the 10 in which earnings were the lowest and closes the gap so that the remaining nine years are considered consecutive; or

•	Years and months of accrued benefit service are multiplied by $14 to determine a monthly benefit amount; an additional medical allowance of $15 is added.

Pension benefits may be collected upon attainment of normal retirement age (age 65) or upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the participant’s combination of age and years of vesting service equal at least 75). If otherwise eligible for early retirement, a participant can elect to retire from Sherwin-Williams at age 62 with unreduced benefits. All other early retirement benefit payments are actuarially reduced to reflect the longer expected payout period. Pension benefits commence on the first day of the calendar month following the month in which the Administration Committee approves the retirement election.

The normal form of benefit for a married participant is a 60% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 60% of the reduced payments. With the spouse’s consent, a married participant may alternatively elect to receive benefits in the form of a single life annuity, a 75% and 100% joint and survivor annuity, a five-year certain annuity, a 10-year certain annuity or in a lump sum. The plan provides guarantees that at least the first 12 monthly payments will be paid to either the participant or his beneficiary if the participant dies during the 12-month period following retirement. We do not normally grant additional years of service credit.

For purposes of determining the present value of Mr. Seitz’s accumulated benefit, the following assumptions were used:

•	Mortality Table: RP2000;

•	Interest Rate: 4.9%;

•	Age at 1/1/2011: 62 years and 1 month;

•	2010 pay: $918,927;

•	Benefit Commencement at age 62 (earliest unreduced);

•	25% elect lump sum option/75% elect annuity;

•	Lump Sum Mortality Table: 417e Mortality Table; and

•	Lump Sum Interest Rate: 2.16% (years 0-4), 4.77% (years 5-20) and 6.05% (years 20+).

Both the RP2000 and the 417e Mortality Table are commonly accepted actuarial tables published by the IRS for purposes of determining mortality in connection with the determination of retirement benefits, among other things.

Deferred Compensation Savings and Pension Equalization Plan.  Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations. Our named executives became eligible to participate in this plan effective January 1, 2010.

The benefit payable under the defined benefit pension equalization component of this plan is the difference between the benefit payable under our Salaried Employees’ Pension Investment Plan using the pension formula assumptions set forth above under the heading “Salaried Employees’ Pension Investment Plan,” absent the Internal Revenue Code limitations under Sections 401(a)(17) and 415 and the actual accumulated pension benefit that would be payable under the such plan. The benefit payable under this component is payable in a lump sum, unless otherwise timely elected, in equal annual installments not to exceed fifteen (15) years. Mr. Seitz is the only named executive who participates in this component of this plan.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan for 2010.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings		Balance
	in	in	in	Aggregate	at
	Last	Last	Last	Withdrawals/	Last
	FY	FY	FY	Distributions	FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

C. M. Connor	-0-	237,139	24,331	-0-	261,470
J. G. Morikis	-0-	97,707	7,201	-0-	104,908
S. P. Hennessy	-0-	85,535	4,624	-0-	90,159
S. J. Oberfeld	-0-	63,855	2,757	-0-	66,612
T. W. Seitz	-0-	26,957	2	-0-	26,959

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]	These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]	These amounts represent each named executive’s aggregate account balance at December 31, 2010. The amounts include the company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. None of these amounts were previously reported as compensation in the Summary Compensation Table for previous years.

Material Features of our Deferred Compensation Savings Plan.

Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations. Our named executives became eligible to participate in this plan effective January 1, 2010.

There are two benefit components to the deferred compensation savings portion of this plan. The benefit payable under the first component is the company matching contribution under our Employee Stock Purchase and Savings Plan (a 401(k) plan) that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

The second component to this plan is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component of this plan is the company contribution that participants would have otherwise received but for the limitations under Section 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives, except Mr. Seitz, participate in this component of this plan.

All company contributions provided under these two components of this plan are credited in the form of units and will accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or upon a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen (15) years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of normal and early retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change in control without a termination of employment.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Compensation Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably on a termination.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•	The amounts shown in the table assume that each named executive was terminated on December 31, 2010. Accordingly, the table reflects amounts earned as of December 31, 2010 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•	A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•	A named executive must be employed on December 31 to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance criteria under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we have assumed a December 31, 2010 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2010. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2010. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•	The amounts shown in the table assume for purposes of a change in control that all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under all equity plans. Please refer to the information set forth below under the heading “Change in

Control” for a more detailed explanation of the treatment of equity awards under our equity plans in the event of a change in control.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination. The number of unrestricted shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

•	A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Normal Retirement.

A named executive is eligible to elect normal retirement at age 65. All of our full-time salaried employees hired prior to January 1, 1993 are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans. In addition, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock awards will continue to vest as if the named executive had continued employment throughout the restriction period. The number of unrestricted shares that the named executive will be entitled to receive will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2010, none of our named executives were eligible for normal retirement.

Early Retirement.

A named executive is eligible to elect early retirement upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of early retirement, all outstanding stock options will continue to vest in accordance with their terms. The Compensation Committee has the discretion to cancel all of the named executive’s rights to outstanding restricted stock, continue all rights in full, or prorate the number of shares of restricted stock for the portions of the restricted periods completed as of the date of retirement. The number of unrestricted shares that the named executive will be entitled to receive if the named executive’s rights continue in full or prorata will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2010, Messrs. Oberfeld and Seitz were eligible for early retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Compensation Committee may consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable, and all shares of restricted stock will immediately vest and become unrestricted. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($83.93) on December 31, 2010 and the exercise prices for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($83.93) on December 31, 2010.

In addition, each named executive participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Oberfeld and Seitz) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Oberfeld and Seitz) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Messrs. Oberfeld and Seitz) the named executive’s base salary at age 62. All of our named executives were less than 62 years of age on December 31, 2010.

Each named executive also participates in our executive long-term disability program. Upon the occurrence of a disability under the program, a named executive will receive an annual benefit equal to 60% of base salary until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the program. The program is frozen to new participants effective January 1, 2008.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At last year’s Annual Meeting of Shareholders, our shareholders approved the amendment and restatement of our 2006 Equity and Performance Incentive Plan to include a “double-trigger” acceleration provision with respect to the vesting of new equity awards in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will also immediately vest and become exercisable in full.

For equity awards granted prior to last year’s Annual Meeting of Shareholders, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under the applicable stock plans, including our named executives.

The amounts set forth in the table assume that all outstanding stock options and shares of restricted stock will immediately vest. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($83.93) on December 31, 2010 and the exercise prices for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($83.93) on December 31, 2010.

We have also entered into change in control severance agreements with each of our named executives. Forms of these agreements have been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

In general, a change of control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (1) a person or group buys 30% or more of Sherwin-Williams’ common stock (excluding certain purchases by Sherwin-Williams or its benefit plans or purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases); (2) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (3) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (4) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•	a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Messrs. Oberfeld and Seitz) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive pay received by the named executive for each of the three years prior to the date of termination or (ii) the named executive’s target incentive pay for the year in which the termination occurs;

•	a lump sum amount equal to the prorata portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•	an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	T.W. Seitz

Normal and Early Retirement
Prorated annual cash incentive compensation	N/A	N/A	N/A	$528,000	$458,000

Total	$0	$0	$0	$528,000	$458,000

Involuntary Termination
Prorated annual cash incentive compensation	$2,085,000	$910,000	$697,000	$528,000	$458,000

Total	$2,085,000	$910,000	$697,000	$528,000	$458,000

Death
Prorated annual cash incentive compensation	$2,085,000	$910,000	$697,000	$528,000	$458,000
Accelerated stock options	4,267,320	1,639,070	1,271,453	1,303,127	687,843
Accelerated restricted stock	17,216,141	6,903,243	5,077,765	4,649,722	2,828,441
Life insurance proceeds	4,887,947	3,116,880	2,350,816	1,877,239	1,734,187

Total	$28,456,408	$12,569,193	$9,397,034	$8,358,088	$5,708,471

Disability
Prorated annual cash incentive compensation	$2,085,000	$910,000	$697,000	$528,000	$458,000
Accelerated stock options	4,267,320	1,639,070	1,271,453	1,303,127	687,843
Accelerated restricted stock	17,216,141	6,903,243	5,077,765	4,649,722	2,828,441
Disability benefits	733,192	467,532	352,622	321,812	297,289

Total	$24,301,653	$9,919,845	$7,398,840	$6,802,661	$4,271,573

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0

Change in Control
Accelerated stock options	$4,267,320	$1,639,070	$1,271,453	$1,303,127	$687,843
Accelerated restricted stock	17,216,141	6,903,243	5,077,765	4,649,722	2,828,441

Total	$21,483,461	$8,542,313	$6,349,218	$5,952,849	$3,516,284

Change in Control with Termination
Prorated annual cash incentive compensation	$2,085,000	$910,000	$697,000	$528,000	$458,000
Accelerated stock options	4,267,320	1,639,070	1,271,453	1,303,127	687,843
Accelerated restricted stock	17,216,141	6,903,243	5,077,765	4,649,722	2,828,441
Cash severance payment	7,515,218	3,965,758	3,053,109	2,118,146	1,954,295
Continued health care benefits	20,323	20,725	20,208	13,013	13,874
Outplacement services	122,199	76,020	57,337	52,326	48,338
Excise tax	0	4,229,476	0	2,723,547	0

Total	$31,226,201	$17,744,292	$10,176,872	$11,387,881	$5,990,791

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2010.

Number of
	Number of		Securities Remaining
	Securities to		Available for
	Be Issued		Future Issuance under
	upon Exercise	Weighted-Average Exercise	Equity Compensation
	of Outstanding	Price of	Plans (Excluding Securities
	Options, Warrants	Outstanding Options, Warrants	Reflected in
	and Rights (1)	and Rights	Column (a))(2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1, 2)	10,009,385(3)	$55.82	9,826,006
Equity compensation plans not approved by security holders	-0-	—	—

Total	10,009,385(3)	$55.82	9,826,006

[1]	The amounts set forth in this column represent the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under The Sherwin-Williams Company 1994 Stock Plan, The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors, The Sherwin-Williams Company 2003 Stock Plan and The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan. Our 1994 Stock Plan, 1997 Stock Plan and 2003 Stock Plan have expired or have been terminated, although outstanding stock options and restricted stock continue in force in accordance with their terms.

[2]	The amounts set forth in this column include 9,686,062 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 139,944 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[3]	At December 31, 2010, the 10,009,385 outstanding option rights had a weighted average expected term of 6.76 years.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our shareholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executives as disclosed in this proxy statement pursuant to SEC rules.

We are asking our shareholders to indicate their support for the compensation of our named executives as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

Our history of strong corporate governance principles and practices, which has contributed to our long-term success, is also evident in our executive compensation program. We have continued to modify our compensation programs to address evolving best practices and changing regulatory requirements. You may find a chart highlighting these executive compensation practices and recent modifications in the Executive Summary of the Compensation Discussion and Analysis. These practices include the adherence to a strong pay for performance philosophy; the lack of employment agreements with any of our executives; the aligning of the interests of our executives with our shareholders through stock ownership guidelines; the addition of a “double-trigger” acceleration provision for the vesting of new equity awards upon a change in control; and the elimination of the payment of current dividends for new grants of performance-based equity awards.

Since our founding 145 years ago, we have continually focused on delivering sustained operating and financial performance results with the ultimate goal of creating and maximizing value for our shareholders on a long-term basis. Our compensation programs and practices have been designed to drive those results, and they have served our company well over all of these years. For 2010, 76% of the amounts of the principal compensation components for our named executives in the aggregate was variable and tied to performance or our stock price. Our compensation programs and practices have been integral to our success in attracting and retaining an experienced and effective management team. Our five named executives have a combined experience of over 149 years with Sherwin-Williams — an average of almost 30 years per executive. We believe that the knowledge of our company and the paint and coatings industry they have gained over these years has proved extremely valuable in delivering results for our shareholders.

Consistent with our focus on delivering sustained long-term operating results and despite the negative impact of two recessions, our diluted net income per common share increased from $1.68 per share in 2001 to $4.21 per share in 2010, an annual compounded growth rate of 9.6%. In addition, over the past 10 years, our sales grew at an average annual rate of 4.4 percent. During that same timeframe, U.S. coatings industry volume declined at an annual rate of approximately 1 percent. Our shareholders have been rewarded for this performance over this 10-year period, enjoying an average annual return, including dividends, of 14.7%, compared to the average annual return for the S&P 500 of 1.4%. In addition, 2010 marked our 32nd consecutive year of increased dividends. The following table shows the total shareholder return, including the reinvestment of dividends, of Sherwin-Williams common stock compared to the S&P 500 over the past 10 years.

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our shareholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our shareholders’

concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2 relating to the advisory vote on executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION VOTES

The Dodd-Frank Act also contains a provision enabling our shareholders to indicate how frequently we should have a “Say on Pay” vote. By voting on this Proposal 3, our shareholders may indicate whether they would prefer to vote on an advisory, non-binding basis to approve the compensation of our named executives every one, two, or three years.

After careful consideration, the Board of Directors has determined that a Say on Pay vote that occurs every year is the most appropriate alternative for Sherwin-Williams. Therefore, the Board recommends that you vote for a frequency of “EVERY YEAR” on holding future Say on Pay votes. In reaching its recommendation, the Board believes that an annual Say on Pay vote will allow our shareholders to provide us with more meaningful and direct input on our executive compensation philosophy, policies and programs. An annual advisory vote will also foster more useful communication with our shareholders by providing our shareholders with a clear and timely means to express any concerns and questions.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting. Although this vote is advisory and not binding, the Board and Sherwin-Williams highly value the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of future shareholder votes on executive compensation.

The Board of Directors unanimously recommends a vote of “EVERY YEAR” on Proposal 3 relating to the advisory vote on the frequency of future executive compensation votes.

PROPOSAL 4 — APPROVAL AND ADOPTION OF AN AMENDMENT
TO SHERWIN-WILLIAMS’ REGULATIONS

The Board of Directors unanimously recommends that our shareholders approve and adopt an amendment to our Regulations that (a) would permit the Board to adopt amendments to our Regulations to the extent permitted by the Ohio General Corporation Law and (b) would change our shareholders’ right to amend our Regulations by written consent from unanimous written consent to the written consent of two-thirds of the voting power of our company, which is the default standard under the Ohio General Corporation Law. The proposed amendment would amend Article V, Section 4 of our Regulations, a copy of which section is set forth below and marked to show the proposed changes.

Many jurisdictions, such as Delaware, have historically allowed the board of directors of a corporation to amend its bylaws (which are the Delaware law counterpart to Ohio regulations) without shareholder approval. Historically, Ohio law did not permit the board of directors of an Ohio corporation to amend its regulations. In 2006, the Ohio General Corporation Law was amended to provide Ohio corporations with similar flexibility by allowing boards of directors to make certain amendments to their regulations without shareholder approval, if such authority is provided in or permitted by the articles or regulations, so long as such amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations of the corporation. However, we must first receive shareholder approval in order to authorize the Board to make future amendments to our Regulations in accordance with the Ohio General Corporation Law. Many other Ohio corporations have recently made this change to allow their boards of directors to make future amendments to their regulations.

The Ohio General Corporation Law imposes limitations that prohibit boards of directors from amending regulations to effect certain changes in certain areas deemed by the Ohio legislature to be important substantive rights that are reserved to the shareholders. The Board does not seek to change any of these substantive rights of shareholders. Specifically, the Board may not amend our Regulations to do any of the following:

•	specify the percentage of shares a shareholder must hold in order to call a special meeting;

•	specify the length of time period required for notice of a shareholders’ meeting;

•	specify that shares that have not yet been fully paid will not have voting rights;

•	specify requirements for a quorum at a shareholders’ meeting;

•	prohibit shareholder or director actions from being authorized or taken without a meeting;

•	define terms of office for directors or provide for classification of directors;

•	require greater than a majority vote of shareholders to remove directors without cause;

•	establish requirements for a quorum at directors’ meetings, or specify the required vote for an action of the directors; and

•	remove the requirement that a control share acquisition of an issuing public corporation be approved by shareholders of the acquired corporation.

In addition, if the proposed amendment is adopted, the Board will not be permitted to delegate its authority to adopt, amend or repeal our Regulations to a committee of the Board.

The Board is not currently permitted to amend our existing Regulations. Our existing Regulations require that all amendments be approved and adopted by our shareholders. If this proposal is approved, Article V, Section 4 of our Regulations will be amended to allow the Board to amend our Regulations in the future only to the extent permitted by the Ohio General Corporation Law. Accordingly, the Board would be able to make ministerial and other changes to our Regulations without the time-consuming and costly process of seeking shareholder approval, which would otherwise continue to be required if this proposal is not approved. Further, if this proposal is approved, we will be required to promptly notify shareholders of any amendments that the Board makes to our Regulations by sending a notice to shareholders of record as of the date of the adoption of the amendment or by filing a report with the SEC.

Under the Ohio General Corporation Law, our shareholders can always override amendments made by the Board, and our Regulations will not divest our shareholders of the power to adopt, amend or repeal our Regulations.

Our existing Regulations also provide that our Regulations may be amended without a meeting by the unanimous written consent of the shareholders of record entitled to vote on the proposal. If the proposed amendment is approved, our Regulations would follow the Ohio General Corporation Law with respect to future amendments to our Regulations that are to be made by written action of our shareholders, which requires written consent of two-thirds of the voting power of our company. The Board believes this to be a better practice from a corporate governance perspective.

If Proposal 4 is approved, Article V, Section 4 of our Regulations will be amended as follows, with additions indicated by boldface type and underlining and deletions indicated by strike-outs:

‘‘Section 4.  Amendments

These Regulations may be amended (i) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Directors, (ii) at a meeting of the shareholders by the affirmative vote of the shareholders of record entitled to exercise a majority of the voting power on such proposal, or (iii) by the ~~unanimous~~ written consent of the shareholders of record ~~entitled to vote on such proposal~~ in accordance with Chapter 1701 of the Ohio Revised Code. If an amendment is adopted by written consent without a meeting of the shareholders, the Secretary shall mail a copy of such amendment to each shareholder of record who would have been entitled to vote thereon.”

The Board of Directors unanimously recommends a vote “FOR” Proposal 4 relating to the approval and adoption of an amendment to Sherwin-Williams’ Regulations.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2010. Additional information regarding the services provided to us by Ernst & Young LLP during 2010 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 5 relating to the ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2009 and December 31, 2010.

	2010	2009

Audit Fees	$2,254,000	$1,945,000
Audit-Related Fees	131,000	125,000
Tax Fees	-0-	23,000
All Other Fees	-0-	-0-

Total	2,385,000	$2,093,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

Audit Fees.  These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting; the review of financial statements included in our Quarterly Reports on Form 10-Q; certain audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, and consultation on financial accounting and reporting.

Tax Fees.  These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

All Other Fees.  These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chairman reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the deminimis exception established by the SEC.

PROPOSAL 6 — SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 1,418 shares of Sherwin-Williams common stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Director Election Majority Vote Standard Proposal

Resolved:  That the shareholders of The Sherwin-Williams Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  Sherwin-Williams’ Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. Under the company’s current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past five years, a significant majority of companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, Sherwin-Williams has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

The Sherwin-Williams Board of directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including Avery Dennison, Eastman Chemical, Fortune Brands, Leggett & Plat, Masco Corporation and Weyerhaeuser have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Sherwin-Williams, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.

Sherwin-Williams’ Response.

This proposal requests that we adopt a voting standard for director elections that differs from the plurality voting standard, the current default standard under Ohio law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as directors.

After careful consideration, the Board recommends a vote against this proposal because:

•	our shareholders rejected this proposal at our 2008, 2009 and 2010 Annual Meetings;

•	we implemented a majority voting policy in 2006;

•	our current corporate governance practices already ensure that our directors are highly qualified;

•	the shareholder proposal creates uncertainty; and

•	the ramifications of majority voting are not completely understood.

 Our Shareholders Rejected this Proposal at Our 2008, 2009 and 2010 Annual Meetings.  This shareholder presented this proposal at last year’s Annual Meeting and at our 2008 and 2009 Annual Meetings, and our shareholders rejected the proposal each time. Notwithstanding the clear vote of our shareholders, this shareholder is presenting the proposal for the fourth year in a row.

We Have Already Implemented a Majority Voting Policy.  Like many other large public companies facing this issue, in order to address concerns relating to director candidates who do not receive a majority of the votes cast, we have adopted a majority voting policy. Our policy was adopted on July 19, 2006 and is posted in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Our policy provides that, in an uncontested election, any director nominee who receives a greater number of “withheld” votes than “for” votes is required promptly to submit his resignation to the Board. In addition:

•	The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or take some other action.

•	The Board will act on the Nominating Committee’s recommendation no later than the next scheduled Nominating Committee meeting (within 120 days from the shareholder vote).

•	The director who tendered his resignation will not participate in the Nominating Committee’s recommendation or the Board’s consideration of the tendered resignation.

•	We will promptly disclose publicly the Board’s decision and process in a report filed with the SEC.

We believe our policy strikes an appropriate balance in ensuring that our shareholders continue to have a meaningful role in electing directors while preserving the ability of the Board to exercise its independent judgment and to consider all relevant factors in accepting the resignation of a director opposed by shareholders.

Our Current Process Elects Highly Qualified Directors.  Adoption of a strict majority voting standard seems especially unwarranted and unnecessary in our case. We have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of Sherwin-Williams and our shareholders. The Board maintains a Nominating Committee that is composed entirely of independent directors, and all of the members of the Board, other than our Chairman and Chief Executive Officer, are independent. The Nominating Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. As a result of these practices, our shareholders have consistently elected, by a plurality, highly qualified directors with a diverse set of experiences, qualifications, attributes and skills.

At last year’s Annual Meeting of Shareholders, each of the current nominees received an affirmative vote of greater than 91% of the shares voted. Changing our current voting system to strict majority voting would have had no effect on director elections during any of the past 10 years. The Board believes that the votes over this period reflect our shareholders’ confidence in the Board and in the strong corporate governance protections the Board has implemented.

The Proposal Causes Uncertainty.  In contrast to our majority voting policy, the majority voting standard requested by the proposal causes uncertainty. Under Ohio law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, we could not force a director who failed to receive a majority vote to leave the Board until his or her successor is elected at a subsequent shareholder meeting. We believe that the implications of a director “holding over” are not fully understood. We believe this would create uncertainty that would not be in the best interests of Sherwin-Williams or our shareholders.

In contrast, under our existing majority voting policy, a director who receives more “withhold” votes than “for” votes is required promptly to tender his or her resignation. The Board in turn will act on the tendered resignation after considering all relevant facts and circumstances in a process that will be completed and publicly disclosed promptly. This process will allow the Board to address any shareholder concerns without creating undue uncertainty.

The Ramifications Are Not Completely Understood.  The legal community, shareholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

We have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. Last summer, Congress decided not to mandate majority voting as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act. We do not believe that our interests, or our shareholders’ interests, would be best served by adopting majority voting at this time and abandoning a director election process that has served Sherwin-Williams well to date.

We do not believe that a majority voting standard would significantly improve our corporate governance practices or lead to improved company performance.

The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 6 relating to majority voting.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2010. All of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director, nominee or executive officer beneficially owns any shares of ESOP serial preferred stock.

	Amount and
	Nature of	Percent of
	Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned(1,2,3,4,5)	Beneficially Owned

A. F. Anton	9,609	*
J. C. Boland	13,323	*
C. M. Connor	1,445,311	1.34%
S. P. Hennessy	274,139	*
D. F. Hodnik	10,709	*
T. G. Kadien	4,673	*
S. J. Kropf	17,459	*
G. E. McCullough	34,030	*
A. M. Mixon, III	11,990	*
C. E. Moll(6)	37,866	*
J. G. Morikis	296,982	*
S. J. Oberfeld	238,584	*
T. W. Seitz	127,218	*
R. K. Smucker	28,530	*
J. M. Stropki, Jr.	5,039	*
All directors and executive officers as a group	3,063,327	2.82%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under our Employee Stock Purchase and Savings Plan: Mr. Connor (46,769), Mr. Hennessy (17,462), Mr. Morikis (15,784), Mr. Oberfeld (26,396), Mr. Seitz (12,693), and all executive officers as a group (188,851). Shares of common stock held under our Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the plan is the approximate number of shares in the fund allocable to each of the executive officers. The number of shares allocable to each of the executive officers fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]	The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll (340), Mr. Stropki (2,000) and all directors and executive officers as a group (1,340).

[3]	The amounts listed include shares of restricted stock owned.

[4]	The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2010, through the exercise of stock options: Mr. Connor (875,000), Mr. Hennessy (136,359), Mrs. Kropf (7,000), Mr. McCullough (9,000), Mr. Mixon (9,000), Mr. Morikis (140,000),

Mr. Oberfeld (117,396), Mr. Seitz (67,000), Mr. Smucker (3,500), and all directors and executive officers as a group (1,623,145).

[5]	The amounts listed do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Boland (24,259), Mr. Kadien (633), Mrs. Kropf (11,234), Mr. Mixon (33,942), and all directors as a group (70,068). Under our Director Deferred Fee Plan, nonemployee directors may defer payment of all or a portion of their directors’ fees into a shadow stock account. Shares of shadow stock are credited to a separate account in which directors acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors fluctuates on a daily basis based upon the market value of our common stock. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[6]	Includes 2,000 shares owned by the MTD Holdings Inc pension fund, of which Mr. Moll is a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than five percent of each class of voting securities, information regarding shares owned by each as of the most recent practicable date.

Common Stock

	Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	16,845,158(1)	15.7%
101 West Prospect Avenue Cleveland, Ohio 44115
Massachusetts Financial Services Company	9,333,919(2)	8.6%
500 Boylston Street Boston, Massachusetts 02116
Viking Global Investors LP	6,265,730(3)	5.8%
55 Railroad Avenue Greenwich, Connecticut 06830

ESOP Serial Preferred Stock

	Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	216,753(4)	100%
101 West Prospect Avenue Cleveland, Ohio 44115

[1]	The shares of common stock reflected in the table are owned at December 31, 2010. Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[2]	Based on a Schedule 13G filed on February 1, 2011, Massachusetts Financial Services Company and/or certain other entities (“MFS”) owned 9,333,919 shares of common stock at December 31, 2010. Of the total shares, MFS had sole dispositive power over all of the shares, sole voting power over 7,719,567 shares, and shared voting power and shared dispositive power over none of the shares.

[3]	Based on a Schedule 13G/A filed on February 11, 2011 by Viking Global Investors LP (“VGI”), Viking Global Performance LLC (“VGP”), Viking Global Equities LP (“VGE”), Viking Global Equities II LP (“VGEII”), VGE III Portfolio Ltd. (“VGEIII”), Viking Long Fund GP LLC (“VLFGP”), Viking Long Fund Master Ltd. (“VLFM”), O. Andreas Halvorsen, David C. Ott and Thomas W. Purcell, Jr., at December 31, 2010, (a) VGI had shared voting and dispositive power over 6,265,730 shares; (b) VGP had shared voting and dispositive power over 5,924,930 shares; (c) VGE had shared voting and dispositive power over 2,038,200 shares; (d) VGEII had shared voting and dispositive power over 118,500 shares; (e) VGEIII had shared voting and dispositive power over 3,768,230 shares; (f) VLFGP and VLFM each had shared voting and dispositive power over 340,800 shares; and (g) O. Andreas Halvorsen, David C. Ott and Thomas W. Purcell, Jr. had shared voting and dispositive power over 6,265,730 shares. None of Messrs. Halvorsen, Ott or Purcell directly owned any shares of common stock.

[4]	The shares of ESOP serial preferred stock reflected in the table are owned at December 31, 2010. Shares of ESOP serial preferred stock are held in an unallocated account in our Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described in footnote 1 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2010, except that due to administrative errors in connection with the acquisition of phantom stock under our deferred compensation plan, G. E. Heath inadvertently filed a late Form 4 to report four transactions, and R. J. Wells inadvertently filed a late Form 4 to report five transactions.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Business Ethics Policy, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board of Directors recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	Our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee of the Board is responsible to review and approve these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating Committee (who will possess delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Sherwin-Williams will disclose all related person transactions in its securities filings. No reportable transactions existed during 2010, and there are currently no such proposed transactions.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 9, 2011 in order to be considered for inclusion in the proxy materials relating to the 2012 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-

Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this proxy statement and our 2010 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the 2011 Annual Meeting of Shareholders, upon the request of such person and without charge, a copy of our 2010 Annual Report on Form 10-K. Please write or call us at: The Sherwin- Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY
Board of Directors
Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, audit committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that, has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization,

A-1

and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

4.	For relationships not covered by the categorical standards in paragraphs 1 and 3, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 3. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 3 above.

5.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

6.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

INTERNET
http://www.proxyvoting.com/shw
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
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▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 4
AND 5, FOR “EVERY YEAR” ON PROPOSAL 3, AND “AGAINST” PROPOSAL 6.
Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote “FOR” all nominees for director:

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. Election of Directors.

Nominees: 01 A.F. ANTON 02 J.C. BOLAND 03 C.M. CONNOR 04 D.F. HODNIK 05 T.G. KADIEN 06 S.J. KROPF 07 G.E. MCCULLOUGH 08 A.M. MIXON, III 09 C.E. MOLL 10 R.K. SMUCKER 11 J.M. STROPKI, JR.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote “FOR” Proposal 2:
			FOR	AGAINST	ABSTAIN
2.	Advisory vote on executive compensation.		☐	☐	☐
The Board of Directors recommends a vote of “EVERY YEAR” on Proposal 3:
		EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
3.	Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 4 and 5:
			FOR	AGAINST	ABSTAIN
4.	Amendment of Regulations.		☐	☐	☐
5.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.		☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposal 6:
			FOR	AGAINST	ABSTAIN
6.	Shareholder proposal relating to majority voting.		☐	☐	☐

			Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Signature	Signature	Date

ADMISSION TICKET - 2011 ANNUAL MEETING
2011 ANNUAL MEETING OF SHAREHOLDERS
THE SHERWIN-WILLIAMS COMPANY
Wednesday, April 20, 2011
9:00 A.M.
Landmark Conference Center
927 Midland Building
101 West Prospect Avenue
Cleveland, Ohio
At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders, including the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of future executive compensation votes, the amendment of our Regulations, the ratification of the appointment of our independent registered public accounting firm, the consideration of a shareholder proposal relating to majority voting if presented at the Annual Meeting, and the consideration of such other business as may properly come before the Annual Meeting.
This Admission Ticket only admits the shareholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 20, 2011.
The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com
▼ FOLD AND DETACH HERE ▼
PROXY/VOTING INSTRUCTION CARD
THE SHERWIN-WILLIAMS COMPANY
ANNUAL MEETING OF SHAREHOLDERS — APRIL 20, 2011

The undersigned hereby appoints C.M. CONNOR, S.P. HENNESSY and L.E. STELLATO, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock and ESOP serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held April 20, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York Mellon, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, The Bank of New York Mellon (with respect to shares held under the Dividend Reinvestment Plan) and Fidelity (with respect to shares held under the Employee Stock Purchase and Savings Plan). If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of the Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 15, 2011, your shares will be voted in the same proportion as Fidelity votes those shares for which it receives proper instructions).

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)
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